Filed Pursuant to Rule 424(b)(3) and (b)(8)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities of UBS AG	— (1)	$48,080,895.01(1)	$5,587.00(1)

(1)	The registrant has identified an error in the calculation of the registration fees paid in respect of $600,000,000 principal amount of Securities previously registered and for which registration fees in an aggregate amount of $77,316.42 were previously paid in accordance with Rule 457(r) under the Securities Act. The registrant paid: (i) $11,460.00 on July 17, 2012 in connection with a Rule 424(b)(2) filing under Registration Statement No. 333-178960; (ii) $13,640.00 on August 22, 2013 in connection with a Rule 424(b)(3) filing under Registration Statement No. 333-178960; (iii) $25,760.00 on February 7, 2014 in connection with a Rule 424(b)(3) filing under Registration Statement No. 333-178960; and (iv) $26,456.42 on February 19, 2015 in connection with a Rule 424(b)(3) filing under Registration Statement No. 333-200212, respectively. Upon identifying the error, the registrant is hereby paying $5,587.00 in additional registration fees in respect of amounts owed due to the miscalculation of the maximum aggregate offering price of these Securities solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the fee rates in effect at the time of each filing.

Amendment No. 6 dated April 17, 2015* to PROSPECTUS SUPPLEMENT dated July 17, 2012 (To Prospectus dated November 14, 2014)

$600,000,000 ETRACS Alerian MLP Index ETN due July 18, 2042

The ETRACS Alerian MLP Index ETN due July 18, 2042 (the “Securities”) are senior unsecured debt securities issued by UBS that provide exposure to potential price appreciation in the Alerian MLP Index (the “Index”), subject to an Accrued Tracking Fee (as described below) based on a Quarterly Tracking Fee of 0.20% (equivalent to 0.80% per annum). Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption or upon exercise by UBS of its call right if the level of the Index as measured by the VWAP Level (calculated as described herein) declines or does not increase by an amount sufficient to offset the Accrued Tracking Fee and the Redemption Fee Amount, if applicable. The Securities may pay a quarterly coupon during their term. You will receive a cash payment at maturity or upon exercise by UBS of its call right, based on the performance of the Index less the Accrued Tracking Fee, as described herein. You will receive a cash payment upon early redemption based on the performance of the Index less the Accrued Tracking Fee and the Redemption Fee amount. Payment at maturity or upon early redemption is subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	July 17, 2012

Initial Settlement Date:	July 20, 2012

Term:	30 years, subject to your right to require UBS to redeem your Securities on any Redemption Date or the UBS Call Right, each as described below.

Maturity Date:	July 18, 2042

Principal Amount:	$25.00 per Security.

Coupon Amount:	For each Security you hold on the applicable Coupon Record Date you will receive on each Coupon Payment Date an amount in cash equal to the Coupon Amount, if any. As further described in “Specific Terms of the Securities — Coupon Payment” beginning on page S-39, the Coupon Amount will equal the sum of the cash distributions that a hypothetical holder of Index constituents would have been entitled to receive in respect of the Index constituents during the relevant period, reduced by the Accrued Tracking Fee. The final Coupon Amount will be included in the Cash Settlement Amount.

Coupon Payment Date:	The 15th Index Business Day following each Coupon Valuation Date, commencing on September 6, 2012, provided that the final Coupon Payment Date will be the Maturity Date.

Underlying Index:	The return on the Securities is linked to the performance of the Alerian MLP Index. The Index measures the performance of 50 energy master limited partnerships. The Index constituents are engaged in the transportation, storage, processing or production of energy commodities. For a detailed description of the Index, see “Alerian MLP Index” beginning on page S-28.

UBS Call Right:	On any Business Day on or after July 22, 2013 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than eighteen calendar days prior to the Call Settlement Date. Upon early redemption in the event UBS exercises this right, you will receive a cash payment equal to the Call Settlement Amount, which will be calculated as described herein and paid on the Call Settlement Date. If the amount so calculated is less than zero, the payment upon exercise of the Call Right will be zero.

Payment at Maturity:	For each Security, unless earlier redeemed or called, you will receive at maturity a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the final Coupon Amount minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.” If the amount so calculated is less than zero, the payment at maturity will be zero.

Redemption Amount:	Subject to your compliance with the procedures described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders,” upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Measurement Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the Redemption Measurement Date, minus (e) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.”

See “Risk Factors” beginning on page S-17 for additional risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page	)

Prospectus Supplement dated April 17, 2015

Redemption Fee Amount:	0.125% of the Current Indicative Value

Call Settlement Amount:	In the event UBS exercises its Call Right, you will receive per Security a cash payment on the relevant Call Settlement Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any. We refer to this cash payment as the “Call Settlement Amount.”

Index Performance Ratio:	On any Index Business Day:

  Final VWAP Level

  Initial VWAP Level

VWAP:	With respect to each Index constituent, as of any date of determination, the volume-weighted average price of one unit of such Index constituent as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index constituent.

Initial VWAP Level:	396.997, which is the arithmetic mean of the VWAP Levels measured on the Initial Trade date, as determined by the VWAP Calculation Agent.

Final VWAP Level:	As determined by the VWAP Calculation Agent, the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period or the Call Measurement Period, or on any Redemption Measurement Date, as applicable.

VWAP Level:	On any Index Business Day, as calculated by the VWAP Calculation Agent, (1) the sum of the products of (i) the VWAP of each Index constituent as of such date and (ii) the published unit weighting of that Index constituent as of such date, divided by (2) the Index Divisor as of such date.

Security Calculation Agent:	UBS Securities LLC

VWAP Calculation Agent:	NYSE

Calculation Date:	July 9, 2042, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

Listing:	The Securities are listed on NYSE Arca under the symbol “AMU.” If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Intraday Indicative Value Symbol of the Securities:	AMUIV <INDEX> (Bloomberg); ^AMU-IV (Yahoo! Finance)

CUSIP Number:	90267B682

ISIN Number:	US90267B6829

Additional Key Terms:	See “Prospectus Supplement Summary — Additional Key Terms” on page S-4.

After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC and UBS Financial Services Inc. UBS Securities LLC or UBS Financial Services Inc. may receive up to 88.235% of the Quarterly Tracking Fee (as defined below in “Prospectus Supplement Summary — Additional Key Terms” on page S-4) for services in connection with those future distributions.

Please see “Supplemental Plan of Distribution” on page S-65 for more information.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC, UBS Financial Services Inc. or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

*	This Amendment No. 6 to the prospectus supplement dated July 17, 2012 (as amended, the “prospectus supplement”) is being filed for the purpose of updating (i) “Prospectus Supplement Summary”, (ii) “Alerian MLP Index” and (iii) “Material U.S. Federal Income Tax Consequences”. Otherwise, all terms of the Securities remain as stated in the prospectus supplement, as amended through Amendment No 5. We filed a new registration statement on November 14, 2014, of which this prospectus supplement and the base prospectus dated November 14, 2014, forms a part.

The ETRACS exchange-traded notes being offered as described in this prospectus supplement and the accompanying prospectus constitute one offering in a series of offerings of ETRACS exchange-traded notes. We are offering and may continue to offer from time to time ETRACS linked to different underlying indices and with the same or different terms and conditions, relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of ETRACS in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may access the accompanying prospectus dated November 14, 2014 at:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

-i-

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

The reopened securities, together with the original securities that we issued beginning on July 20, 2012, have identical terms and are part of a single series of senior debt securities issued under our indenture dated as of November 21, 2000 between us and U.S. Bank Trust National Association, as trustee, as supplemented by the First Supplemental Indenture thereto, dated as of February 28, 2006. In this prospectus supplement, the term “Securities” collectively refers to the reopened securities we are initially offering on the date of this prospectus supplement and the original securities, unless the context otherwise requires.

What are the Securities?

The Securities are senior unsecured medium-term notes issued by UBS with a return linked to the performance of the Alerian MLP Index. The Index measures the performance of 50 energy master limited partnerships. The Index constituents are engaged in the transportation, storage, processing or production of energy commodities. The Index is a proprietary index. For a detailed description of the Index, see “Alerian MLP Index” beginning on page S-28.

We refer to the master limited partnerships (MLPs) included in the Alerian MLP Index as the “Index constituents.”

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the final Coupon Amount minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.” If the amount calculated above is less than zero, the payment at maturity will be zero. You may lose some or all of your investment at maturity. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the level of the Index, as measured by the Final VWAP Level, will need to increase from the initial level of the Index, as measured by the Initial VWAP Level, by an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the level of the Index, as measured by the Final VWAP Level, as compared to the initial level of the Index, as measured by the Initial VWAP Level, is insufficient to offset the negative effect of the Accrued Tracking Fee or if the level of the Index, as measured by the Final VWAP Levels, is less than the Initial VWAP Level, you will lose some or all of your investment at maturity.

The “Principal Amount” of each Security is $25.00.

For each Security you hold on the applicable Coupon Record Date, you will receive on each Coupon Payment Date an amount in cash equal to the excess, if any, of the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, over the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”). To the extent the Reference

Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and a Tracking Fee Shortfall, as described below, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. If there is a Tracking Fee Shortfall as of the last Coupon Valuation Date, that amount will be taken into account in determining the Cash Settlement Amount.

The Index Performance Ratio will be calculated as follows:

  Final VWAP Level

Initial VWAP Level

where the “Initial VWAP Level” is 396.997.

Unlike ordinary debt securities, the Securities do not guarantee any return of principal at maturity or call, or upon early redemption. You are not guaranteed any coupon payment.

The Securities are fully exposed to any decline in the level of the Index, as measured by the VWAP Level. You may lose some or all of your investment if the level of the Index, as measured by the VWAP Level, declines from the Initial Trade Date relative to the last Index Business Day in the Final Measurement Period or the Call Measurement Period, or the applicable Redemption Measurement Date, as the case may be, or if the level of the Index, as measured by the VWAP Level does not increase by an amount sufficient to offset the Accrued Tracking Fee and the Redemption Fee Amount, if applicable.

For a further description of how your payment at maturity or call, or upon early redemption, will be calculated, see “Specific Terms of the Securities — Cash Settlement Amount at Maturity,” “— Early Redemption at the Option of the Holders” and “— UBS Call Right” beginning on pages S-41, S-43 and S-46, respectively.

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, on any Business Day prior to the Maturity Date commencing on July 27, 2012 through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, as defined below. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Measurement Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Adjusted Tracking Fee Shortfall, if any, minus (e) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is less than zero, the payment upon early redemption will be zero. You may lose some or all of your investment upon early redemption. Because the Adjusted Tracking Fee Shortfall, if any, and the Redemption Fee Amount reduce your final payment, the level of the Index, as measured by the Final

VWAP Level, will need to increase from the Initial VWAP Level by an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee and the Redemption Fee Amount, less any Coupon Amounts, any Stub Reference Distribution Amount, as applicable, and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the level of the Index, as measured by the Final VWAP Level compared to the Initial VWAP Level, is insufficient to offset such a negative effect or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment upon early redemption.

Redemption Notice Date: The Index Business Day that a Redemption Notice and Redemption Confirmation, each as described under “Specific Terms of the Securities — Redemption Procedures,” are delivered. If such Redemption Notice or Redemption Confirmation is delivered on a day that is not an Index Business Day, then the Redemption Notice Date shall be the next Index Business Day. Any applicable Redemption Notice Date is subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Redemption Measurement Date: The Index Business Day following the applicable Redemption Notice Date, subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Adjusted Coupon Amount: With respect to any applicable Redemption Measurement Date or Call Valuation Date, as applicable, a coupon payment, if any, in an amount in cash equal to the excess, if any, of the Adjusted Reference Distribution Amount, calculated as of the applicable Redemption Measurement Date or Call Valuation Date, as applicable, over the Adjusted Tracking Fee, calculated as of such Redemption Measurement Date or Call Valuation Date.

Redemption Procedures

To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a Redemption Notice to UBS by email no later than 12:00 noon (New York City time) on the applicable Redemption Notice Date and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective. See also “Description of Debt Securities We May Offer — Redemption and Repayment” in the accompanying prospectus.

UBS Call Right

On any Business Day on or after July 22, 2013 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than eighteen calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any. We refer to this cash payment as the “Call Settlement Amount.” If UBS issues a call notice on any calendar day, the “Call Valuation Date” will be the last Business Day of the week in which the call notice is issued, generally Friday, subject to a minimum five calendar day period commencing on the date of the issuance of the call notice and ending on the related Call Valuation Date. If UBS issues a call notice on a Friday, the related Call Valuation Date will fall on the following Friday. The Call Settlement Date will be the third Business Day following the last Index Business Day in the Call Measurement Period.

Call Measurement Period: The five Index Business Days from and including the Call Valuation Date, subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Optional Tax Redemption: The Securities are also subject to tax redemption as described under “Specific Terms of the Securities — Redemption Price Upon Optional Tax Redemption.”

Additional Key Terms

Quarterly Tracking Fee:	As of any date of determination, an amount per Security equal to the product of (i) 0.20% (equivalent to 0.80% per annum) and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

Accrued Tracking Fee:	(1)	The Accrued Tracking Fee with respect to the first Coupon Valuation Date is an amount equal to the product of (a) the Quarterly Tracking Fee as of the first Coupon Valuation Date and (b) a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Settlement Date to and including the first Coupon Valuation Date, and the denominator of which is 90.

(2)	The Accrued Tracking Fee with respect to any Coupon Valuation Date other than the first and last Coupon Valuation Dates is an amount equal to the Quarterly Tracking Fee calculated as of such Coupon Valuation Date plus the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

(3)	The Accrued Tracking Fee with respect to the last Coupon Valuation Date is an amount equal to (a) the product of (i) the Quarterly Tracking Fee as of such Coupon Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 90, plus (b) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any.

(4)	The Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 90, plus (b) the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

(5)	The Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period is an amount equal to (a) a product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in such Call Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Call Valuation Date to and including the last Index Business Day in such Call Measurement Period, and the denominator of which is 90, plus (b) the Adjusted Tracking Fee Shortfall, if any.

Adjusted Reference Distribution Amount:	As of any Redemption Measurement Date or the Call Valuation Date, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Settlement Date) to and including such Redemption Measurement Date or Call Valuation Date.

Adjusted Tracking Fee:	As of any Redemption Measurement Date or the Call Valuation Date, as applicable, an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Quarterly Tracking Fee as of such Redemption Measurement Date or Call Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Settlement Date) to and including such Redemption Measurement Date or Call Valuation Date, and the denominator of which is 90.

Adjusted Tracking Fee Shortfall:	To the extent that the Adjusted Reference Distribution Amount, calculated on any Redemption Measurement Date or Call Valuation Date, as applicable, is less than the Adjusted Tracking Fee, calculated on such Redemption Measurement Date or Call Valuation Date, the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount.

Reference Distribution Amount:	(i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Settlement Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date. Notwithstanding the foregoing, with respect to a cash distribution for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

Current Indicative Value:	As determined by the Security Calculation Agent as of any date of determination, an amount per Security equal to the product of (i) the Principal Amount and (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level.

Final Measurement Period:	The five Index Business Days from and including the Calculation Date. The Final Measurement Period is subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Event.”

Coupon Valuation Date:	The 15th of February, May, August and November of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date. The first Coupon Valuation Date was August 15, 2012.

Index Divisor:	As of any date of determination, the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “Alerian MLP Index — Index Equations.”

Index Calculation Agent:	Standard & Poor’s

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-17.

➢

You may lose some or all of your principal — The Securities are fully exposed to any decline in the level of the Index, as measured by the VWAP Level. Because the Accrued Tracking Fee reduces your final payment, the level of the Index, as measured by the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase by an amount at least equal to the percentage of the Principal Amount represented by the Accrued Tracking Fee and Redemption Fee Amount, if applicable, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, in order for you to receive an aggregate amount over the term of the Securities equal to at least the Principal Amount of your Securities. If the increase in the level of the Index, as measured by the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset the negative effect of the Accrued Tracking Fee and Redemption Fee Amount, if applicable, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, or if the level of the Index, as measured by the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity or call, or upon early redemption.

➢

Market risk — The return on the Securities, which may be positive or negative, is linked to the return on the Index as measured by the Index Performance Ratio, and which, in turn, is affected by a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally.

➢

Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

➢

Potential over-concentration in a particular industry — There is only one industry — energy — related to the MLPs included in the Index. An investment in the Securities will increase your portfolio’s exposure to fluctuations in the energy industry.

➢

A trading market for the Securities may not develop — Although the Securities are listed on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion.

➢

Minimum redemption amount — You must elect to redeem at least 50,000 Securities for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement.

➢

Your redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the Redemption Measurement Date.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

➢

UBS call right — UBS may elect to redeem all outstanding Securities at any time on or after July 22, 2013, as described under “Specific Terms of the Securities — UBS Call Right” beginning on page S-46. If UBS exercises its Call Right, the Call Settlement Amount may be less than the Principal Amount of your Securities.

The Securities may be a suitable investment for you if:

➢	You seek an investment with a return linked to the performance of the Index, which will provide exposure to energy MLPs.

➢

You believe the level of the Index, as measured by the VWAP Level, will increase during the term of the Securities by an amount sufficient to offset the Accrued Tracking Fee and any Redemption Fee Amount, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount.

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢	You are willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right, on or after July 22, 2013.

➢	You are willing to receive a lower amount of distributions than you would if you owned interests in the Index constituents directly.

➢	You are willing to accept the risk of fluctuations in the energy industry, in general, and the risks inherent in a concentrated investment in energy MLPs, in particular.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You seek current income from your investment.

➢	You are not seeking an investment for which there will be an active secondary market.

➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

The Securities may not be a suitable investment for you if:

➢

You believe that the level of the Index, as measured by the VWAP Level, will decline during the term of the Securities or the level of the Index, as measured by the VWAP Level, will not increase by an amount sufficient to offset the Accrued Tracking Fee and any Redemption Fee Amount, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount.

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢	You are not willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right, on or after July 22, 2013.

➢	You are not willing to be exposed to the risk of fluctuations in the energy prices, in general, and the risks inherent in a concentrated investment in energy MLPs, in particular.

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

➢	You seek an investment for which there will be an active secondary market.

➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

Who calculates and publishes the Index?

The level of the Index is calculated by Standard and Poor’s and disseminated by the NYSE approximately every fifteen seconds (assuming the level of the Index has changed within such fifteen-second interval) from 9:30 a.m. to 5:30 p.m., New York City time, and a daily Index level is published at approximately 4:00 p.m., New York City time, on each Exchange Business Day. Index information, including the Index level, is available from NYSE and Bloomberg L.P. (“Bloomberg”) under the symbol “AMZ”. Index levels can also be obtained from the official website of Alerian, www.alerian.com. The historical performance of the Index is not indicative of the future performance of the Index or the level of the Index on the Final Valuation Date or applicable Redemption Measurement Date or Call Valuation Date, as the case may be.

Who calculates and publishes the VWAP Level?

The VWAP Level, which is calculated based on the information published by Standard and Poor’s as described in the paragraph above, is published and disseminated by the NYSE.

What are the tax consequences of owning the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” on page S-56.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid forward contract with respect to the Index. In addition, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Coupon Amount (including amounts received upon the sale exchange, redemption or maturity of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of tax accounting for tax purposes. You will be required to treat the Coupon Amounts and the Stub Reference Distribution Amount, if any, in such a manner despite the fact that (i) a portion of the Coupon Amounts may be attributable to distributions on the Index constituents that are not attributable to income allocations or that are attributable to allocations of long-term capital gain which is currently subject to tax at tax rates more favorable than ordinary income and (ii) there may be other possible treatments of the Coupon Amounts that would be more advantageous to holders of Securities. If your Securities are so treated (and subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized (other than any amount attributable to the Coupon Amount and the Stub Reference Distribution Amount, if any, which will be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Material U.S. Federal Income Tax Consequences” on page S-56.

It is possible that your Securities could be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index of pass-thru entities like the Index. Although the matter is not free from doubt, it is likely that Section 1260 of the Code should also apply to an index of pass-thru entities, in which case Section 1260 of the Code would apply to the Securities. If your Securities are subject to Section 1260 of the Code, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index constituents on the date of the sale, exchange, redemption or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 on page S-57 and are urged consult your own tax advisor regarding the potential application of these rules.

The Internal Revenue Service (the “IRS”) released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether any gain or loss that is recognized upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities in an amount that could exceed the Coupon Amounts that are paid on the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-56 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Conflicts of Interest

UBS Securities LLC and UBS Financial Services Inc. are affiliates of UBS and, as such, each has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC and UBS Financial Services Inc. are not permitted to sell Securities in this offering to an account over which they exercise discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

Hypothetical Coupon Amount Calculation

The following table illustrates the hypothetical Coupon Amount payable on each quarterly Coupon Payment Date over a hypothetical period of five quarters. Each of the hypothetical Coupon Amounts set forth below is for illustrative purposes only and may not be the actual Coupon Amount payable to a purchaser of the Securities on any Coupon Payment Date. The actual Coupon Amount payable on any Coupon Payment Date will be determined by reference to the Reference Distribution Amount calculated as of the corresponding Coupon Valuation Date and the Accrued Tracking Fee (including any Tracking Fee Shortfall) calculated as of the corresponding Coupon Valuation Date and may be substantially different from any amounts set forth below. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Quarter	Current Indicative Value	Reference Distribution Amount as of the applicable Coupon Valuation Date	Accrued Tracking Fee (excluding Tracking Fee Shortfall accrued from Previous Quarter) as of the applicable Coupon Valuation Date*	Accrued Tracking Fee (including Tracking Fee Shortfall accrued from Previous Quarter) as of the applicable Coupon Valuation Date*	Coupon Amount	Tracking Fee Shortfall for the Following Quarter
Quarter 1	25.15	0.4764	0.0503	0.4764	0.4261	0
Quarter 2	24.50	0.3256	0.0490	0.0490	0.2766	0
Quarter 3	25.75	0.0000	0.0515	0.0515	0.0000	0.0515
Quarter 4	25.00	0.0165	0.0500	0.1015	0.0000	0.0850
Quarter 5	26.05	0.5076	0.0521	0.1371	0.3705	0

*	Assuming that the total number of calendar days in each quarter is 90.

Hypothetical Payment at Maturity or Call, or Upon Early Redemption

For additional information and key terms related to the Coupon Amount, please see “Specific Terms of the Securities — Coupon Payment.”

Hypothetical Payment at Maturity or Call, or upon Early Redemption

The following examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included examples in which the VWAP Level increases at a constant rate of 1% per year through maturity (Example 1), as well as examples in which the VWAP Level decreases at a constant rate of 1% per year through maturity (Example 2). In addition, Example 3 shows the VWAP Level increasing by 1% per year for the first 15 years and then decreasing by 1% per year for the next 15 years, whereas Example 4 shows the reverse scenario of the VWAP Level decreasing by 1% per year for the first 15 years, and then increasing by 1% per year for the next 15 years. For ease of analysis and presentation, the following examples assume that the term of the Securities is 30 years, no Coupon Amount was paid during the term of the Securities, the Reference Distribution Amount for each applicable period is zero, no Stub Reference Distribution Amount will be paid at maturity or call and no Adjusted Coupon Amount will be paid upon call or early redemption. These examples highlight the impact of the Accrued Tracking Fee on the payment at maturity or call, or upon early redemption, under different circumstances. Because the Accrued Tracking Fee takes into account the performance of the Index, as measured by the VWAP Level, the absolute level of the Accrued Tracking Fee is dependent on the path taken by the VWAP Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for year 30 are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity or call, or upon early redemption, in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1

Assumptions:

Annualized Tracking Fee:			0.80% per annum
Principal Amount:			$25.00
Initial VWAP Level:			380.00

Year End	VWAP Level	Current Indicative Value	Annualized Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal x (B/Initial VWAP Level)	C x Annualized Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee Amount
1	383.80	$25.25	$0.2020	$0.2020	$25.05	$25.02
2	387.64	$25.50	$0.2040	$0.4060	$25.10	$25.07
3	391.51	$25.76	$0.2061	$0.6121	$25.15	$25.11
4	395.43	$26.02	$0.2081	$0.8202	$25.19	$25.16
5	399.38	$26.28	$0.2102	$1.0304	$25.24	$25.21
6	403.38	$26.54	$0.2123	$1.2427	$25.30	$25.26
7	407.41	$26.80	$0.2144	$1.4571	$25.35	$25.31
8	411.49	$27.07	$0.2166	$1.6737	$25.40	$25.37
9	415.60	$27.34	$0.2187	$1.8924	$25.45	$25.42
10	419.76	$27.62	$0.2209	$2.1134	$25.50	$25.47
11	423.95	$27.89	$0.2231	$2.3365	$25.56	$25.52
12	428.19	$28.17	$0.2254	$2.5619	$25.61	$25.58
13	432.48	$28.45	$0.2276	$2.7895	$25.66	$25.63
14	436.80	$28.74	$0.2299	$3.0194	$25.72	$25.69
15	441.17	$29.02	$0.2322	$3.2516	$25.77	$25.74
16	445.58	$29.31	$0.2345	$3.4861	$25.83	$25.80
17	450.04	$29.61	$0.2369	$3.7229	$25.88	$25.85
18	454.54	$29.90	$0.2392	$3.9622	$25.94	$25.91
19	459.08	$30.20	$0.2416	$4.2038	$26.00	$25.97
20	463.67	$30.50	$0.2440	$4.4478	$26.06	$26.02
21	468.31	$30.81	$0.2465	$4.6943	$26.12	$26.08
22	472.99	$31.12	$0.2489	$4.9433	$26.17	$26.14
23	477.72	$31.43	$0.2514	$5.1947	$26.23	$26.20
24	482.50	$31.74	$0.2539	$5.4486	$26.29	$26.26
25	487.32	$32.06	$0.2565	$5.7051	$26.36	$26.32
26	492.20	$32.38	$0.2591	$5.9642	$26.42	$26.38
27	497.12	$32.71	$0.2616	$6.2258	$26.48	$26.45
28	502.09	$33.03	$0.2643	$6.4901	$26.54	$26.51
29	507.11	$33.36	$0.2669	$6.7570	$26.61	$26.57
30	512.18	$33.70	$0.2696	$7.0265	$26.67	$26.64

*       Because the Reference Distribution Amount for each year is zero, for each year the Tracking Fee Shortfall is increased by the annualized Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the annualized Tracking Fee for that year plus the Tracking Fee Shortfall as of the end of the previous year (i.e., the sum of the annualized Tracking Fees for all previous years).

Cumulative VWAP Return			34.78%
Annual VWAP Return			1.00%
Annual Return on Securities			0.21%

Hypothetical Examples

Example 2

Assumptions:

Annualized Tracking Fee:			0.80% per annum
Principal Amount:			$25.00
Initial VWAP Level:			380.00

Year End	VWAP Level	Current Indicative Value	Annualized Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal x (B/Initial VWAP Level)	C x Annualized Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee Amount
1	376.20	$24.75	$0.1980	$0.1980	$24.55	$24.52
2	372.44	$24.50	$0.1960	$0.3940	$24.11	$24.08
3	368.71	$24.26	$0.1941	$0.5881	$23.67	$23.64
4	365.03	$24.01	$0.1921	$0.7802	$23.23	$23.21
5	361.38	$23.77	$0.1902	$0.9704	$22.80	$22.78
6	357.76	$23.54	$0.1883	$1.1587	$22.38	$22.35
7	354.18	$23.30	$0.1864	$1.3451	$21.96	$21.93
8	350.64	$23.07	$0.1845	$1.5297	$21.54	$21.51
9	347.14	$22.84	$0.1827	$1.7124	$21.13	$21.10
10	343.67	$22.61	$0.1809	$1.8932	$20.72	$20.69
11	340.23	$22.38	$0.1791	$2.0723	$20.31	$20.29
12	336.83	$22.16	$0.1773	$2.2496	$19.91	$19.89
13	333.46	$21.94	$0.1755	$2.4251	$19.51	$19.49
14	330.12	$21.72	$0.1737	$2.5988	$19.12	$19.10
15	326.82	$21.50	$0.1720	$2.7708	$18.73	$18.71
16	323.55	$21.29	$0.1703	$2.9411	$18.35	$18.32
17	320.32	$21.07	$0.1686	$3.1097	$17.96	$17.94
18	317.12	$20.86	$0.1669	$3.2766	$17.59	$17.56
19	313.94	$20.65	$0.1652	$3.4419	$17.21	$17.19
20	310.80	$20.45	$0.1636	$3.6054	$16.84	$16.82
21	307.70	$20.24	$0.1619	$3.7674	$16.48	$16.46
22	304.62	$20.04	$0.1603	$3.9277	$16.11	$16.09
23	301.57	$19.84	$0.1587	$4.0864	$15.75	$15.73
24	298.56	$19.64	$0.1571	$4.2436	$15.40	$15.38
25	295.57	$19.45	$0.1556	$4.3991	$15.05	$15.03
26	292.62	$19.25	$0.1540	$4.5531	$14.70	$14.68
27	289.69	$19.06	$0.1525	$4.7056	$14.35	$14.34
28	286.79	$18.87	$0.1509	$4.8566	$14.01	$13.99
29	283.93	$18.68	$0.1494	$5.0060	$13.67	$13.66
30	281.09	$18.49	$0.1479	$5.1539	$13.34	$13.32

*       Because the Reference Distribution Amount for each year is zero, for each year the Tracking Fee Shortfall is increased by the annualized Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the annualized Tracking Fee for that year plus the Tracking Fee Shortfall as of the end of the previous year (i.e., the sum of the annualized Tracking Fees for all previous years).

Cumulative VWAP Return			-26.03%
Annual VWAP Return			-1.00%
Annual Return on Securities			-2.08%

Hypothetical Examples

Example 3

Assumptions:

Annualized Tracking Fee:			0.80% per annum
Principal Amount:			$25.00
Initial VWAP Level:			380.00

Year End	VWAP Level	Current Indicative Value	Annualized Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal x (B/Initial VWAP Level)	C x Annualized Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee Amount
1	383.80	$25.25	$0.2020	$0.2020	$25.05	$25.02
2	387.64	$25.50	$0.2040	$0.4060	$25.10	$25.07
3	391.51	$25.76	$0.2061	$0.6121	$25.15	$25.11
4	395.43	$26.02	$0.2081	$0.8202	$25.19	$25.16
5	399.38	$26.28	$0.2102	$1.0304	$25.24	$25.21
6	403.38	$26.54	$0.2123	$1.2427	$25.30	$25.26
7	407.41	$26.80	$0.2144	$1.4571	$25.35	$25.31
8	411.49	$27.07	$0.2166	$1.6737	$25.40	$25.37
9	415.60	$27.34	$0.2187	$1.8924	$25.45	$25.42
10	419.76	$27.62	$0.2209	$2.1134	$25.50	$25.47
11	423.95	$27.89	$0.2231	$2.3365	$25.56	$25.52
12	428.19	$28.17	$0.2254	$2.5619	$25.61	$25.58
13	432.48	$28.45	$0.2276	$2.7895	$25.66	$25.63
14	436.80	$28.74	$0.2299	$3.0194	$25.72	$25.69
15	441.17	$29.02	$0.2322	$3.2516	$25.77	$25.74
16	436.76	$28.73	$0.2299	$3.4814	$25.25	$25.22
17	432.39	$28.45	$0.2276	$3.7090	$24.74	$24.71
18	428.07	$28.16	$0.2253	$3.9343	$24.23	$24.20
19	423.78	$27.88	$0.2230	$4.1574	$23.72	$23.69
20	419.55	$27.60	$0.2208	$4.3782	$23.22	$23.19
21	415.35	$27.33	$0.2186	$4.5968	$22.73	$22.70
22	411.20	$27.05	$0.2164	$4.8132	$22.24	$22.21
23	407.09	$26.78	$0.2143	$5.0275	$21.75	$21.73
24	403.01	$26.51	$0.2121	$5.2396	$21.27	$21.25
25	398.98	$26.25	$0.2100	$5.4496	$20.80	$20.77
26	394.99	$25.99	$0.2079	$5.6575	$20.33	$20.30
27	391.04	$25.73	$0.2058	$5.8633	$19.86	$19.84
28	387.13	$25.47	$0.2038	$6.0670	$19.40	$19.38
29	383.26	$25.21	$0.2017	$6.2687	$18.95	$18.92
30	379.43	$24.96	$0.1997	$6.4684	$18.49	$18.47

*       Because the Reference Distribution Amount for each year is zero, for each year the Tracking Fee Shortfall is increased by the annualized Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the annualized Tracking Fee for that year plus the Tracking Fee Shortfall as of the end of the previous year (i.e., the sum of the annualized Tracking Fees for all previous years).

Cumulative VWAP Return			-0.15%
Annual VWAP Return			-0.01%
Annual Return on Securities			-1.00%

Hypothetical Examples

Example 4

Assumptions:

Annualized Tracking Fee:			0.80% per annum
Principal Amount:			$25.00
Initial VWAP Level:			380.00

Year End	VWAP Level	Current Indicative Value	Annualized Tracking Fee for the Applicable Year	Accrued Tracking Fee	Cash Settlement Amount/Call Settlement Amount	Redemption Amount
A	B	C	D	E	F	G
		Principal x (B/Initial VWAP Level)	C x Annualized Tracking Fee	Cumulative Total of D*	C – E	F – Redemption Fee Amount
1	376.20	$24.75	$0.1980	$0.1980	$24.55	$24.52
2	372.44	$24.50	$0.1960	$0.3940	$24.11	$24.08
3	368.71	$24.26	$0.1941	$0.5881	$23.67	$23.64
4	365.03	$24.01	$0.1921	$0.7802	$23.23	$23.21
5	361.38	$23.77	$0.1902	$0.9704	$22.80	$22.78
6	357.76	$23.54	$0.1883	$1.1587	$22.38	$22.35
7	354.18	$23.30	$0.1864	$1.3451	$21.96	$21.93
8	350.64	$23.07	$0.1845	$1.5297	$21.54	$21.51
9	347.14	$22.84	$0.1827	$1.7124	$21.13	$21.10
10	343.67	$22.61	$0.1809	$1.8932	$20.72	$20.69
11	340.23	$22.38	$0.1791	$2.0723	$20.31	$20.29
12	336.83	$22.16	$0.1773	$2.2496	$19.91	$19.89
13	333.46	$21.94	$0.1755	$2.4251	$19.51	$19.49
14	330.12	$21.72	$0.1737	$2.5988	$19.12	$19.10
15	326.82	$21.50	$0.1720	$2.7708	$18.73	$18.71
16	330.09	$21.72	$0.1737	$2.9446	$18.77	$18.75
17	333.39	$21.93	$0.1755	$3.1200	$18.81	$18.79
18	336.73	$22.15	$0.1772	$3.2973	$18.86	$18.83
19	340.09	$22.37	$0.1790	$3.4763	$18.90	$18.87
20	343.49	$22.60	$0.1808	$3.6571	$18.94	$18.92
21	346.93	$22.82	$0.1826	$3.8396	$18.98	$18.96
22	350.40	$23.05	$0.1844	$4.0241	$19.03	$19.00
23	353.90	$23.28	$0.1863	$4.2103	$19.07	$19.05
24	357.44	$23.52	$0.1881	$4.3985	$19.12	$19.09
25	361.02	$23.75	$0.1900	$4.5885	$19.16	$19.14
26	364.63	$23.99	$0.1919	$4.7804	$19.21	$19.18
27	368.27	$24.23	$0.1938	$4.9742	$19.25	$19.23
28	371.95	$24.47	$0.1958	$5.1700	$19.30	$19.28
29	375.67	$24.72	$0.1977	$5.3677	$19.35	$19.32
30	379.43	$24.96	$0.1997	$5.5674	$19.40	$19.37

*       Because the Reference Distribution Amount for each year is zero, for each year the Tracking Fee Shortfall is increased by the annualized Tracking Fee for that year, and the Accrued Tracking Fee for each year is the sum of the annualized Tracking Fee for that year plus the Tracking Fee Shortfall as of the end of the previous year (i.e., the sum of the annualized Tracking Fees for all previous years).

Cumulative VWAP Return			-0.15%
Annual VWAP Return			-0.01%
Annual Return on Securities			-0.85%

Hypothetical Examples

You may receive Coupon Amounts during the term of the Securities, a Stub Reference Distribution Amount at maturity or call, or an Adjusted Coupon Amount upon call or early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities, any Stub Reference Distribution Amount you may be entitled to receive at maturity or call, or any Adjusted Coupon Amount you may be entitled to receive upon call or early redemption. If any Coupon Amounts were paid during the term of the Securities, any Stub Reference Distribution Amount was paid upon maturity or call, or any Adjusted Coupon Amount were payable upon call or early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as a portion of the Accrued Tracking Fee would have been offset in calculating the Coupon Amounts or Adjusted Coupon Amount and/or the Cash Settlement Amounts or Call Settlement Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual VWAP Level on any Index Business Day or the market value of your Securities, nor can we predict the relationship between the VWAP Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the Securities will depend on the actual Final VWAP Level, the Accrued Tracking Fee and any Redemption Fee Amount and whether any Coupon Amount was paid during the term of the Securities, any Stub Reference Distribution Amount is payable at maturity or call or any Adjusted Coupon Amount is payable upon call or early redemption. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above. The hypothetical examples above are provided for purposes of information only.

The hypothetical examples are not indicative of the future performance of the Index, as measured by the VWAP Level, on any Index Business Day, the Final VWAP Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the Securities.

Risk Factors

Your investment in the Securities will involve risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the VWAP Level, which is intended to track performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the energy market to which the MLPs that constitute the Index are tied and other events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index constituent MLPs or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The payment on the Securities is linked to the VWAP Level, not to the closing level of the Index and not to the published intraday indicative value of the Securities.

Your payment at maturity or call, or upon early redemption, is linked to the performance of the VWAP Level, as compared to the Initial VWAP Level. Although the VWAP Level is intended to track the performance of the Index, the calculation of the VWAP Level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or call, or upon early redemption of your Securities, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index. Because the VWAP Level will not necessarily correlate with the closing levels or intraday indicative values of the Index, the payment at maturity or call, or upon redemption, will not be the same as investing in a debt security with a payment at maturity or call, or upon redemption, linked to the performance of the Index as measured using closing levels or intraday indicative values. In particular, the official Index closing level may vary significantly, on a cumulative basis over the term of the Securities, from the VWAP Level. Please see “Alerian MLP Index” below for information relating to the historical performance of the Index. However, historical performance is not necessarily indicative of future performance.

In addition, the intraday indicative value of the Securities calculated and published by the NYSE will be based on the intraday indicative values of the Index instead of the VWAP Levels of the Index. Because the intraday indicative value of the Securities may vary significantly from the VWAP Levels and the Final VWAP Level, the payment at maturity or call, or upon early redemption of your Securities, may be significantly different than the payment you would receive if such payment is determined by reference to the intraday indicative value of the Securities.

You are not guaranteed a coupon payment.

You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, is less than the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date. The resulting Tracking Fee Shortfall, which is the difference between the Accrued Tracking Fee and the Reference Distribution Amount, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. The Tracking Fee Shortfall as of the final Coupon Valuation Date, if any, will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period.

Similarly, you will not receive a coupon payment on a Redemption Date or Call Settlement Date if the Adjusted Reference Distribution Amount, calculated as of the Redemption Measurement Date or Call

Risk Factors

Valuation Date, as applicable, is less than the Adjusted Tracking Fee and Redemption Fee Amount, calculated as of the Redemption Measurement Date, or the Adjusted Tracking Fee calculated as of the Call Valuation Date. The resulting Adjusted Tracking Fee Shortfall, which is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, will be included in the calculation of the Redemption Amount or the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, as applicable.

The Final VWAP Level may be less than the VWAP Level on the Maturity Date, Redemption Date or Call Settlement Date, or at other times during the term of the Securities.

The VWAP Level on the Maturity Date, a Redemption Date or Call Settlement Date, or at other times during the term of the Securities, including dates near the Final Measurement Period, the Redemption Measurement Date or Call Measurement Period, as applicable, could be higher than the Final VWAP Level, because the Final VWAP Level is calculated based on the VWAP Levels measured on each Index Business Day in the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable. This difference could be particularly large if there is a significant increase in the VWAP Level after the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, if there is a significant decrease in the VWAP Level around the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or if there is significant volatility in the VWAP Levels during the term of the Securities.

Even if the Final VWAP Level is greater than the Initial VWAP Level, you may receive less than the Principal Amount of your notes due to the Accrued Tracking Fee and/or the Redemption Fee Amount.

If any distributions that a Reference Holder would be entitled to receive from the Index constituents are not sufficient to cover the Quarterly Tracking Fee (equivalent to 0.80% per annum multiplied by the applicable Current Indicative Value), the amount of the Accrued Tracking Fee (including the Tracking Fee Shortfall or the Adjusted Tracking Fee Shortfall, as applicable) will reduce the payment, if any, you will receive at maturity or call, or upon early redemption. In addition, if you redeem your Securities prior to maturity, you will be charged a Redemption Fee Amount equal to 0.125% of the applicable Cash Settlement Amount. If the Final VWAP Level, as compared to the Initial VWAP Level, decreases or even if the Final VWAP Level, as compared to the Initial VWAP Level, increases, but does not increase sufficiently during the relevant period to offset the negative effect of any Accrued Tracking Fee and/or any applicable Redemption Fee Amount, you will receive less than the Principal Amount of your investment at maturity or call, or upon early redemption of your Securities.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. You may only redeem your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the applicable Redemption Notice Date. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the applicable Redemption Notice Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion Risk Factors signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” on page S-43 for more information.

Risk Factors

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on the applicable Redemption Notice Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The Redemption Notice Date is the Index Business Day on which such notice and confirmation are received by us. You will not know the Redemption Amount until after the Redemption Measurement Date, which is the Index Business Day following the Redemption Notice Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the Redemption Measurement Date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us redeem your Securities, and prior to the relevant Redemption Date. Owning the Securities is not the same as owning interests in the Index constituents or a security directly linked to the performance of the Index. The return on your Securities will not reflect the return you would have realized if you had actually owned interests in the Index constituents or a security directly linked to the performance of the Index measured using any method other than average VWAP Levels, and held such investment for a similar period. Any return on your Securities includes the negative effect of the Accrued Tracking Fee and any Redemption Fee Amount. Furthermore, if the level of the Index or the VWAP Level increases during the term of the Securities, the market value of the Securities may not increase by the same amount or may even decline.

You have no partnership interests in any of the MLPs underlying the Index or rights to receive any equity securities.

Investing in the Securities will not make you a holder of any interest in a MLP that is an Index constituent. Neither you nor any other holder or owner of the Securities will have any voting rights, any right to receive distributions or any other rights with respect to the Index constituents. The Cash Settlement Amount, Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any interests in the Index constituents.

The market value of the Securities may be influenced by many unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the Security Calculation Agent will determine your payment at maturity (if they are not subject to a call or early redemption). Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the Index (i.e., the frequency and magnitude of changes in the level or VWAP Level of the Index);

➢	the market prices of the Index constituents;

➢	the dividend or distribution rate paid by the Index constituents;

➢	the time remaining to the maturity of the Securities;

➢	supply and demand for the Securities, including to the extent affected by inventory positions with UBS or any market maker;

Risk Factors

➢

economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market prices of the Index constituents, or that affect markets generally; and

➢	the actual and perceived creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

The Securities may trade at a substantial premium to or discount form the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value, which may result in a loss of your investment if you sell your Securities in the secondary market.

Standard & Poor’s may, in its sole discretion, discontinue the public disclosure of the intraday indicative value of the Index and the end-of-day closing value of the Index.

The Securities are listed on the NYSE Arca. Standard & Poor’s, the Index Calculation Agent, is not under any obligation to continue to calculate the intraday indicative value of the Index and end-of-day official closing value of the Index or required to calculate similar values for any successor index. If S&P discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain any listing of the Securities on the NYSE Arca. If the Securities are not approved for listing, or if they are approved and later become delisted, the liquidity of the market for the Securities may be materially and adversely affected and you may sustain significant losses if you sell your Securities in the secondary market. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

The Index Sponsor (as defined below) and S&P may adjust the Index in a way that affects the VWAP Level, and neither the Index Sponsor nor S&P has any obligation to consider your interests.

Standard & Poor’s is responsible for calculating and publishing the Index in consultation with the Index Sponsor. The Index Sponsor can add, delete or substitute the equity securities underlying the Index constituents or make other methodological changes that could change the VWAP Level. You should realize that the changing of equity securities included in the Index may affect the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the Securities. Neither the Index Sponsor nor S&P has any obligation to consider your interests in calculating or revising the Index. See “Alerian MLP Index.”

We refer to Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., as “Standard & Poor’s” or “S&P.”

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value

Risk Factors

of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity or call, or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities.

As stated on the cover of this prospectus supplement, we sold a portion of the Securities following the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. Furthermore, on a Call Settlement Date on any Business Day on or after July 22, 2013, through and including the Maturity Date, we may elect to redeem all, but not less than all, issued and outstanding Securities.

Changes that affect the composition and calculation of the Index will affect the market value of the Securities and the Redemption Amount.

The amount payable on the Securities and their market value could be affected if the Index Sponsor, in its sole discretion, discontinues or suspends calculation of the Index in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Initial VWAP Level or the Final VWAP Level are not available because of a market disruption event or for any other reason, the VWAP Calculation Agent — which will initially be the NYSE — will make a good faith estimate in its sole discretion of the Final VWAP Level that would have prevailed in the absence of the market disruption event. If the VWAP Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Final VWAP Level is required to be determined, the VWAP Calculation Agent will instead make a good faith estimate in its sole discretion of the Final VWAP Level by reference to a group of master limited partnerships that each earn the majority of their EBITDA from transportation, storage, processing or production of energy commodities, or indices, and a computation methodology that the VWAP Calculation Agent determines will as closely as reasonably possible replicate the Index.

There are uncertainties regarding the Index because of its limited performance history.

The Index was launched on June 1, 2006, and therefore has a limited history. S&P has calculated the returns that hypothetically might have been generated had the Index been created in the past, but those

Risk Factors

calculations are subject to many limitations. Unlike historical performance, such calculations do not reflect actual trading, liquidity constraints, fees, and other costs. In addition, the models used to calculate these hypothetical returns are based on certain data, assumptions and estimates. Different models or models using different data, assumptions or estimates might result in materially different hypothetical performance.

Estimated historical and historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or call, or upon early redemption, may bear little relation to the historical performance of the Index, which is limited as of the date of this prospectus supplement, or the past estimated historical performance of the Index. The performance of the Index constituent MLPs will determine the VWAP Level on any given Redemption Date, the Maturity Date, Call Settlement Date or at other times during the term of the Securities. As a result, it is impossible to predict whether the VWAP Level will rise or fall.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities are listed on NYSE Arca. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price and you may suffer significant losses.

Trading and other transactions by UBS or its affiliates in the Index constituents, futures, options, exchange-traded funds or other derivative products on such Index constituents or the Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-55, UBS or its affiliates may hedge their obligations under the Securities by purchasing the Index constituents, futures or options on the Index constituents or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index constituents or the Index, and they may adjust these hedges by, among other things, purchasing or selling the Index constituents, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index constituents or the Index at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of such Index constituents and/or the level or VWAP Level of the Index and, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

UBS or its affiliates may also engage in trading in the Index constituents and other investments relating to the Index constituents or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Index constituents and the level or VWAP Level of the Index and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Index constituents or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

Risk Factors

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index constituents, the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on stocks or commodities and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. The Securities are linked to an Index that is intended to measure the composite performance of energy MLPs that are engaged in the transportation, storage, processing or production of energy commodities. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for their public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “Alerian MLP Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity. The Security Calculation Agent may designate a successor index in its sole discretion. If the Security Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, redemption or call will be determined by the Security Calculation Agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page S-48 and “Specific Terms of the Securities — Security Calculation Agent” on page S-47. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor or the Index contained in this prospectus supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index constituents that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could have an adverse impact on the market value of the Securities.

An Index constituent may be replaced upon the occurrence of certain adverse events.

An exchange may replace or delist an MLP included in the Index. Procedures have been established by the Index Sponsor to address such events, which may include, among other things, a market disruption event (as it pertains to the Index) or the replacement or delisting of an MLP. There can be no assurance,

Risk Factors

however, that a market disruption event (as it pertains to the Index), the replacement or delisting of the MLPs, or any other force majeure event, will not have an adverse or distortive effect on the value of the Index or VWAP Level or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Securities. An Index constituent MLP may also be removed from the Index, as described under “Alerian MLP Index — Index Rebalancings.”

There are potential conflicts of interest between you and the Security Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Security Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity or call, or upon early redemption. For a fuller description of the Security Calculation Agent’s role, see “Specific Terms of the Securities — Security Calculation Agent” on page S-47. The Security Calculation Agent will exercise its judgment when performing its functions. For example, the Security Calculation Agent may have to determine whether a market disruption event affecting the Index constituents or the Index has occurred or is continuing on a day during the Call Measurement Period or the Final Measurement Period, or on the Redemption Measurement Date. This determination may, in turn, depend on the Security Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Security Calculation Agent may affect the market value of the Securities, the Security Calculation Agent may have a conflict of interest if it needs to make any such decision.

The Security Calculation Agent can postpone the determination of the Final VWAP Level and thus the applicable Redemption Date, the Call Settlement Date or the Maturity Date if a market disruption event occurs during the applicable measurement period.

The determination of the Final VWAP Level may be postponed if the Security Calculation Agent determines that a market disruption event has occurred or is continuing during the Final Measurement Period or the Call Measurement Period, or on the Redemption Measurement Date. If such a postponement occurs, then the Security Calculation Agent will instead use the VWAP Level of the Index on the first Index Business Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Final Measurement Period, Call Measurement Period or Redemption Measurement Date for the Securities be postponed by more than three Index Business Days. As a result, the applicable Redemption Date, the Call Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than three Index Business Days. If the Final Measurement Period, Call Measurement Period, or Redemption Measurement Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final day in the Final Measurement Period or the Call Measurement Period, or will be the Redemption Measurement Date. If a market disruption event is occurring on the last possible day in the Final Measurement Period or the Call Measurement Period, or on the Redemption Measurement Date, then the VWAP Calculation Agent will make a good faith estimate in its sole discretion of the VWAP Level of the Index that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event.”

The Index constituents are concentrated in the energy industry.

As of the date of this prospectus supplement, most of the Index constituents represent MLPs that have been issued by companies engaged in the energy industry, including the oil and gas sector. In addition, many of the MLPs included in the Index are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. In addition the

Risk Factors

MLPs in the energy industry are significantly affected by a number of factors including:

➢	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

➢	changes in tax or other laws affecting master limited partnerships generally;

➢	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

➢	changes in the relative prices of competing energy products;

➢	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

➢	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;

➢	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products; and

➢

uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and general economic and geopolitical conditions in the United States and worldwide.

These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the value of some or all of the Index constituents to decline during the term of the Securities.

Energy MLP market risks may affect the trading value of the Securities and the amount you will receive at maturity.

We expect that the Index and the VWAP Level will fluctuate in accordance with changes in the financial condition of the Index constituents and certain other factors. The financial condition of the Index constituents may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the level of the Index or the VWAP Level and thus in the value of the Securities. Securities are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Index constituents change. Investor perceptions of the Index constituents are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The level of the Index and the VWAP Level are expected to fluctuate until the Maturity Date.

Index calculation disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the VWAP Level may be adjusted in the event that the VWAP Calculation Agent determines that any of the following Index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any of the Index constituent MLPs. Any such Index calculation disruption events may have an adverse impact on the level of the Index or VWAP or the manner in which each is calculated and, therefore, may have an adverse effect on the market value of the Securities. See “Specific Terms of the Securities — Market Disruption Event.”

UBS may redeem the Securities prior to the Maturity Date.

On any Business Day on or after July 22, 2013, UBS may elect to redeem all, but not less than all, the outstanding Securities upon not less than eighteen calendar days’ prior notice.

Risk Factors

If UBS elects to redeem your Securities pursuant to the UBS Call Right, you may not be able to reinvest at comparable terms or returns.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this prospectus supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the Securities or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of owning the Securities?” in the summary section on page S-8, “Material U.S. Federal Income Tax Consequences” on page S-56, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

It is possible that your Securities could be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index of pass-thru entities like the Index. Although the matter is not free from doubt, it is likely that Section 1260 of the Code should also apply to an index of pass-thru entities, in which case Section 1260 of the Code would apply to the Securities. If your Securities are subject to these rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual

Risk Factors

interest in the Index constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index constituents on the date of the sale, exchange, redemption or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to Section 1260 of the Code, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 on page S-57 and are urged consult your own tax advisor regarding the potential application of these rules.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether any gain or loss that is recognized upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities in an amount that could exceed the Coupon Amounts that are paid on the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-56 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Alerian MLP Index

We have derived all information contained in this prospectus supplement regarding the Alerian MLP Index, including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources. Such information reflects the policies of and is subject to change by GKD Index Partners, LLC (“Alerian” or the “Index Sponsor”), an affiliate of SteelPath Capital, and S&P. We make no representation or warranty as to the accuracy or completeness of such information. The Alerian MLP Index is calculated, maintained and published by S&P in consultation with the Index Sponsor. Neither the Index Sponsor nor S&P has any obligation to continue to publish, and may discontinue the publication of, Alerian MLP Index.

The Alerian MLP Index (the “Index”) is a price-only index calculated on a real-time basis beginning when the first traded price of any of the Index constituents is received by S&P. Prices are delivered to the New York Stock Exchange (“NYSE”) every 15 seconds and subsequently published to data vendors under the ticker symbol “AMZ.”

The Securities are linked to the performance, measured by reference to its VWAP Level, of the Alerian MLP Index.

Introduction

The Index measures the composite performance of 50 energy Master Limited Partnerships (“MLPs”). The Index is calculated by S&P using a float-adjusted, capitalization-weighted methodology. The Index is disseminated real-time on a price-return basis through ticker AMZ. Index values, yields, constituents, and announcements regarding rebalancings can be found at www.alerian.com. Information contained in the Alerian website is not incorporated by reference in, and should not be considered a part of, this prospectus supplement. We make no representation or warranty as to the accuracy or completeness of information contained on the website of Alerian.

Documents Used to Calculate the Index

The following documents are used to calculate the units outstanding and investable weight factors of the constituents of the Index (AMZ):

➢	Constituent press releases

➢	Annual reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (10-K, 20-F)

➢	Quarterly reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (10-Q, 6-K)

➢	Certain registration statements pursuant to Rules 415 and 462 of the Securities Act of 1933 (S-1, S-3)

➢	Prospectuses and prospectus supplements pursuant to Rules 424(b)

➢	Proxy statements pursuant to Section 14(a) of the Securities Exchange Act of 1934 (DEF 14A)

➢	Current reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (8-K, 6-K)

The following documents are not used in the aforementioned calculations:

➢	Schedules (13D, 13G) pursuant to the Securities Exchange Act of 1934

➢	Forms (4) pursuant to Section 16(a) of the Securities Exchange Act of 1934

➢	Certain registration statements pursuant to the Securities Act of 1933 (S-8)

Alerian MLP Index

Units Outstanding

Units included in the calculation of units outstanding include, but are not limited to, common units, subordinated units, special class units and paid-in-kind units. Units excluded from the calculation of units outstanding are general partner (“GP”) units, management incentive units, and tradable, non-common units.

This number generally reflects that which is represented by the latest annual or quarterly report, unless otherwise indicated by a press release or Securities and Exchange Commission document filed pursuant to a transaction. The following is a non-exhaustive list of qualifying transactions and the point at which they are reflected in a constituent’s units outstanding. (The word “reflected” here means for Index share calculation and constituent selection purposes only. Changes to units outstanding and IWFs (as defined below), as it relates to calculating the Index, only occur after market close on rebalancing dates, stock dividends and splits excepted.)

Qualifying Transaction	Reflected in Units Outstanding
Follow-on public equity offerings	Time of pricing
Over-allotment option exercises	Earlier of time of press release or current report
Private investments in public equity (“PIPEs”)	Time of closing
Unit repurchases	Earlier of time of press release or current report
At-the-market (“ATM”) equity offerings	As reported in periodic reports, prospectuses, or proxies

Investable Weight Factors

A constituent’s investable weight factor (“IWF”) has two components:

➢	Numerator

➢	Units outstanding

The numerator is equal to the number of tradable units and is calculated as follows:

Units outstanding minus non-common units minus unregistered common units minus insider-owned common units.

Unregistered common units: Unless a lock-up period has been specified, common units issued in a “private investment in public equity” transaction are considered to be freely tradable upon the earlier of (a) the effectiveness date of the accompanying SEC registration statement or (b) 180 days after the transaction close pursuant to SEC Rule 144.

Insider-owned common units: For the purposes of this calculation, insider-owned common units are those which are included in “Security Ownership of Certain Beneficial Owners and Management” of a constituent’s latest annual report or proxy. This number is frequently expressed as, or is similar to, “All directors and named executive officers as a group”, plus common units owned by GPs and/or persons or entities with board representation. Though insiders file Forms (4) and Schedules (13) to indicate changes to their ownership position between annual reports and proxies, they are not factored into the calculation. Other documents (e.g. press releases, 8-Ks, and prospectus supplements) indicating changes to ownership by a GP are factored into the calculation immediately.

The IWF is then calculated as follows.

Numerator/Units outstanding

Alerian MLP Index

Constituent Criteria

A company or partnership must meet the following criteria in order to be eligible for addition to the Index. (A constituent is removed on the immediately upcoming quarterly rebalancing date if it fails to meet all of these criteria.)

➢	Be a publicly traded partnership or limited liability company (“LLC”).

➢	Be engaged in the transportation, storage, processing, or production of energy commodities.

➢

Represent the primary limited partner interests of a partnership or LLC that is an operating company. (This definition is meant to exclude, among others, the following types of securities: GPs, i-units, preferred units, open-end funds, closed-end funds, exchanged-traded products, and royalty trusts.)

➢

Paid at least its minimum quarterly distribution (“MQD”) for the trailing two quarters. (A partnership fails to meet this criterion if it pre-announces a distribution cut below its MQD after declaring its distribution for the preceding quarter but before the upcoming rebalancing date. However, a partnership that cuts its distribution due to publicly ongoing merger or buyout discussions will not be removed from the Index on that basis alone. If the discussions dissolve and the partnership fails to reinstate a distribution that is at least equal to its MQD by the following quarter, it will then fail to meet this criterion. If a partnership does not have an MQD, the initial quarterly distribution specified in the final prospectus of its initial public offering will be used.)

➢	Maintained or grown its distribution quarter-over-quarter for at least one of the trailing two quarters.

➢	Have a distribution policy intended to maintain or increase distributions over time.

➢

Have a median daily trading volume on all U.S. exchanges of at least $2.5 million for the six-month period preceding the data compilation and analysis date. (For example, for the March quarterly rebalancing, this criterion requires that the median of a constituent’s daily trading volume during the September-February period be at least $2.5 million. If the data compilation and analysis date for a special rebalancing falls on the last trading day of the month, then that month will be the sixth month in the six-month period.)

➢	Generate positive distributable cash flow for the trailing four quarters combined. (A constituent can be privately owned while generating positive distributable cash flow.)

➢	Have an adjusted market capitalization (“AMC”) of at least $500 million.

If there are at least 50 companies that meet all criteria, a non-constituent can only be added to the Index during (a) the quarterly rebalancing process if it meets all criteria and (i) exceeds each of a constituent’s market capitalization, AMC, and last full month’s median daily dollar trading volume by at least 10%; and/or (ii) a constituent fails to meet all criteria; or (b) the special rebalancing process if it meets all criteria and a constituent is being removed due to delisting or bankruptcy. If there are not 50 companies that meet all criteria, a non-constituent will be added during the quarterly rebalancing process if it meets all criteria; it can still be added despite not meeting all criteria (a) during the quarterly rebalancing process according to the preference order below or (b) during the special rebalancing process if a constituent is being removed due to delisting or bankruptcy. A non-constituent that has entered into a merger agreement to be acquired is not eligible to be added to the Index.

If the number of qualifying non-constituents to be added does not match the number of constituents to be removed, preference is given according to the following criteria, in order:

➢	Fewest number of failed criteria (out of the fourth, fifth, seventh and ninth criteria above)

➢	Adjusted market capitalization.

These criteria are reviewed regularly to ensure consistency with industry trends.

Alerian MLP Index

Index Equations

The Index is calculated according to the following equations.

➢	[Initial Divisor] = [Index Market Capitalization on 29 December 1995] / 100

➢	[Index Value] = [Index Market Capitalization] / Divisor

➢	[Post-Rebalance Divisor] = [Post-Rebalance Index Market Capitalization] / [Pre-Rebalance Index Value]

Index Rebalancings

Index rebalancings fall into two groups: quarterly rebalancings and special rebalancings. Quarterly rebalancings occur on the third Friday of each March, June, September, and December, and are effective at the open of the next trading day. In the event that the major U.S. exchanges are closed on the third Friday of March, June, September, or December, the rebalancing will take place after market close on the immediately preceding trading day. Data relating to constituent eligibility, additions, and deletions are compiled and analyzed as of 4:00 p.m. Eastern Standard Time on the first Friday of March, June, September and December. After market close on the quarterly rebalancing date, each constituent in the Index is assigned a weight according to its proportion of the total float-adjusted market capitalization of the Index.

Special rebalancings are triggered by corporate actions and will be implemented as practically as possible on a case-by-case basis. Generally, in a merger between two or more constituents, the special rebalancing will take place one full trading session after the constituent’s issuance of a press release indicating all needed merger votes have passed. If the stock is delisted before market open on the day after all needed merger votes have passed, the delisted security will trade at the conversion price, including any cash consideration. Data relating to the selection of a replacement constituent are compiled and analyzed as of 4:00 p.m. Eastern Standard Time two trading days prior to the last required merger vote. Only the units outstanding and IWFs of new and surviving constituents in a merger-related special rebalancing will be updated to reflect the latest information available. Index shares are then calculated to the weighting scheme above and assigned after market close on the rebalancing date.

Treatment of Distributions

The Index is a price-return index that does not account for cash distributions. The total-return index accounts for cash distributions by reinvesting them across the index after market close on the ex-dividend date.

Base Date

The base date for the Index is December 29, 1995, with a base value of 100.

Announcements

Constituent changes on quarterly rebalancing dates will be announced at 8:35 a.m. Eastern Standard Time on the second Friday of March, June, September and December. Constituent changes related to special rebalancings resulting from mergers will be announced at 8:35 a.m. Eastern Standard Time on the trading day prior to the last required merger vote. Constituent changes related to special rebalancings resulting from other types of delistings or bankruptcies will be handled on a case-by-case basis. Index methodology changes, if any, will be announced after market close on the last trading day of the month. Announcements can be found on the Index Sponsor’s website, www.alerian.com.

Alerian MLP Index

Holiday Schedule

The Index is calculated when U.S. equity markets are open.

Index Governance

An independent advisory board of MLP and energy infrastructure executives, legal partners, and senior financial professionals reviews all methodology modifications and constituent changes to ensure that they are made objectively and without bias. The board is comprised of a minimum of five members, all of whom must be independent. The President and CEO of Alerian presents to the board on a quarterly basis, on the Thursday prior to the second Friday of each March, June, September, and December. A board book is distributed in advance of each meeting so that board members have the ability to review proposed Index changes, if any, and the supporting data and Index methodology prior to the meeting. Alerian believes that information regarding methodology modifications and constituent changes is material and can have an impact on the market. Consequently, all board discussions are confidential. Alerian believes that this process leads to unmatched independence and attention to detail in MLP and energy infrastructure indexing.

License Agreement

We have entered into a license agreement with the Index Sponsor providing for the license to us, in exchange for a fee, of the right to use the Index, which is owned by the Index Sponsor, in connection with certain securities, including the Securities.

Alerian MLP Index, Alerian MLP Total Return Index and AMZ are trademarks of GKD Index Partners, LLC d/b/a Alerian and their use is granted under a license from GKD Index Partners, LLC d/b/a Alerian.

All disclosures contained in this prospectus supplement regarding the Index, including its make-up, method of calculation and changes in its constituents, are derived from publicly available information prepared by the Index Sponsor in consultation with Alerian. None of us, our affiliates or the trustee assumes any responsibility for the accuracy or completeness of such information.

Discontinuation of the Index; Alteration of Method of Calculation

If S&P discontinues publication of or otherwise fails to publish the Index, or S&P does not make the Index constituents, their unit weighting and/or the Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor, S&P or another entity publishes a successor or substitute index that the Security Calculation Agent determines to be comparable to the discontinued Index and for which the Index constituents, their unit weighting, and/or the Index Divisor are available to the VWAP Calculation Agent (such index being referred to herein as a “successor index”), then the VWAP Level for such successor index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the constituents underlying such successor index on the Primary Exchanges and each such constituent’s respective weighting within the successor index (which sum will be adjusted by any index divisor used by such successor index) on the dates and at the times as of which the VWAP Levels for such successor index are to be determined.

Upon any selection by the Security Calculation Agent of a successor Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If S&P discontinues publication of the Index or does not make the Index constituents, their unit weightings and/or Index Divisor available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on the Calculation Date or any Index Business Day during

Alerian MLP Index

the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or any other relevant date on which the VWAP Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the VWAP Calculation Agent will determine the relevant VWAP Levels using the VWAP and published unit weighting of each Index constituent included in the Index or successor index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described under “Alerian MLP Index — Index Rebalancings.” In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the VWAP Level of the Index or such successor index does not, in the opinion of the VWAP Calculation Agent, fairly represent the VWAP Level of the Index or such successor index had such changes or modifications not been made, then the VWAP Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the VWAP Calculation Agent, may be necessary in order to arrive at a VWAP level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the VWAP Calculation Agent will calculate the VWAP Levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. The VWAP Calculation Agent will accordingly calculate the Final VWAP Level, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon redemption, if applicable, or the Call Settlement Amount that we will pay you on the Call Settlement Date, if applicable, based on the relevant VWAP Levels calculated by the VWAP Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the VWAP Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the VWAP Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Historical and Estimated Historical Performance

The level of the Index is deemed to have been 100.00 on December 29, 1995, which is referred to as the “Index commencement date.” The Index Sponsor began calculating the Index on June 1, 2006. Therefore, the historical information for the period from the Index commencement date until June 1, 2006 is hypothetical and is provided as an illustration of how the Index would have performed during the period had the Index Sponsor begun calculating the Index on the Index commencement date using the methodology it currently uses. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Only historical information for the period from and after June 1, 2006 is based on the actual performance of the Index.

Alerian MLP Index

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index price returns or total returns do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index constituents will result in holders of the Securities receiving a positive return on their investment.

The table below shows the estimated historical and historical performance of the Index from December 29, 1995 through April 15, 2015.

The tables below are based on the price return and total return of the Index, not VWAP levels.

Estimated Historical and Historical Results for the

period December 29, 1995 through April 15, 2015

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
1995	100.00		100.00
1995	108.14	8.14%	116.60	16.60%
1997	126.80	17.26%	147.15	26.20%
1998	114.72	-9.53%	142.76	-2.98%
1999	98.64	-14.02%	131.60	-7.82%
2000	131.08	32.89%	191.75	45.71%
2001	176.27	34.48%	275.61	43.73%
2002	158.64	-10.00%	266.35	-3.36%
2003	214.26	35.06%	384.99	44.54%
2004	234.67	9.53%	449.17	16.67%
2005	237.41	1.17%	477.56	6.32%
2006	282.93	19.17%	602.06	26.07%
2007	301.13	6.43%	678.64	12.72%
2008	176.29	-41.46%	428.12	-36.92%
2009	285.39	61.89%	755.26	76.41%
2010	363.55	27.39%	1026.04	35.85%
2011	389.93	7.26%	1168.41	13.88%
2012	385.09	-1.24%	1224.48	4.80%
2013	463.80	20.44%	1562.21	27.58%
2014	459.40	-0.95%	1637.25	4.80%
2015 (through 4/15/2015)	444.98	-3.14%	1610.47	-1.64%

Estimated Historical or Historical Performance Is Not Indicative of Future Results.

The table below shows the estimated historical and historical performance of the total return of the Index from December 29, 1995 through April 15, 2015 in comparison with the total returns of the Alerian MLP Infrastructure Index, the S&P 500® Index, the S&P 500® Utilities Index and the Bloomberg Commodity IndexSM. The data in the table below consists of estimated historical data for the period from December 29, 1995 until June 1, 2006 and actual historical data which is limited to the period from June 1, 2006 through April 15, 2015.

	Index*	Alerian MLP Infrastructure Index	S&P 500® Index	S&P 500® Utilities Index	Bloomberg Commodity IndexSM
Total Return	1510.47%	2999.38%	389.76%	293.63%	57.29%
Annualized Return	15.48%	19.47%	8.58%	7.36%	2.37%

Estimated historical and historical results for the period from December 29, 1995 through April 15, 2015.

Alerian MLP Index

*	The data for the Index for the period prior to its inception on June 1, 2006 is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of April 15, 2015 and is furnished as a matter of information only. Estimated historical and historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from estimated historical and historical performance, either positively or negatively.

The graph below illustrates the pro forma and historical performance of the Index from December 29, 1995 to April 15, 2015. The graph below is based on the total returns of the Index, the Alerian MLP Infrastructure Index, the S&P 500® Index, the S&P 500® Utilities Index and the Bloomberg Commodity IndexSM, not VWAP levels.

Valuation of the Index and the Securities

The VWAP Level, which is used to calculate the payment on the Securities at maturity or upon redemption, is calculated by the VWAP Calculation Agent, which is the NYSE. The calculation of the VWAP Level is different from the calculation of the closing level of the Index and the intraday indicative value of the Securities. Please see “Risk Factors — The payment on the Securities is linked to the VWAP Level, not to the closing level of the Index and not to the published intraday indicative value of the Securities” for more information.

Intraday Index Values

On each Index Business Day, S&P, or a successor Index Calculation Agent, will calculate and publish the intraday indicative value of the Index every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “AMZ”. The actual Index closing level may vary, and on a cumulative basis over the term of the Securities may vary significantly, from the intraday indicative value of the Index. In addition, the intraday indicative value of the Index does not necessarily track the VWAP Level used to determine your payment at maturity or call, or upon early redemption. Consequently, the return on the Securities will not be the same as investing in a debt security with a payment at maturity or upon redemption linked to the performance of the Index measured by closing levels or intraday indicative values.

S&P is not affiliated with UBS and does not approve, endorse, review or recommend the Index or the Securities. The information used in the calculation of the intraday indicative value of the Index will be derived from sources S&P deems reliable, but S&P and its affiliates do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the Securities or the calculation of the Index. S&P makes no warranty, express or implied, as to results to be obtained by UBS, UBS’ customers, holders of the Securities, or any other person or entity from the use of the intraday indicative value of the Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value of the Index or any data included therein. S&P, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of S&P, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value of the Index or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. S&P shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. S&P is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of the Index or information used by UBS and the resultant output thereof.

The intraday indicative calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from S&P may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the Securities in the secondary market. The intraday indicative value of the Index published every 15 seconds will be based on the intraday prices of the Index constituents.

Intraday Security Values

An intraday “indicative value” meant to approximate the expected trading value of the Securities in a liquid market will be calculated by the NYSE and published to Bloomberg (based in part on information provided by S&P) or a successor via the facilities on the Consolidated Tape Association under the symbol “AMUIV”. In connection with your Securities, we use the term “indicative value” to refer to the

Valuation of the Index and the Securities

value at a given time and date equal to (i) Principal Amount multiplied by the Index Performance Ratio calculated using the levels of the Index instead of VWAP Levels as of such time, less (ii) the Accrued Tracking Fee as of such time and date assuming such time and date is the Redemption Measurement Date, plus (iii) assuming such time and date is the Redemption Measurement Date, the Coupon Amount with respect to the Coupon Valuation Date if on such Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred plus (iv) the Adjusted Coupon Amount, if any, as of such time and date.

The intraday indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, or termination of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by S&P will not necessarily reflect the depth and liquidity of the Index constituents. For this reason and others, the actual trading price of the Securities may be different from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publishing of the intraday indicative value of the Securities by Bloomberg may occasionally be subject to delay or postponement. The actual trading price of the Securities may be different from their intraday indicative value. The intraday indicative value of the Securities published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, will be based on the intraday indicative values of the Index, and may not be equal to the payment at maturity or call, or upon early redemption.

These intraday indicative value calculations have been prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities, part of a single series of senior debt securities issued under our indenture dated as of November 21, 2000 between us and U.S. Bank Trust National Association, as trustee, as supplemented by the First Supplemental Indenture thereto, dated as of February 28, 2006.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance of the VWAP Level calculated in accordance with the formula set forth below and will be reduced by the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period. We refer to this cash payment as the “Cash Settlement Amount.”

If you exercise your right to have us redeem your Securities, for each Security you will receive a cash payment on the Redemption Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the Redemption Measurement Date plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Adjusted Tracking Fee Shortfall, if any, minus (e) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.”

For each Security you hold, you will receive on each Coupon Payment Date an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date. To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount

Specific Terms of the Securities

payment made on the corresponding Coupon Payment Date, and a Tracking Fee Shortfall, as described below, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. If there is a Tracking Fee Shortfall as of the last Coupon Valuation Date, that amount will be taken into account in determining the Cash Settlement Amount.

Subject to your compliance with the procedures described under “— Early Redemption at the Option of the Holders” and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request on any Business Day during the term of the Securities to have us redeem your Securities, provided that you request that we redeem a minimum of 50,000 Securities. The “Redemption Notice Date” will be the Index Business Day that the Redemption Notice and Redemption Confirmation (each as defined below) are delivered. If such Redemption Notice or Redemption Confirmation is delivered on a day that is not an Index Business Day, then the Redemption Notice Date shall be the next Index Business Day. The Securities will be repurchased and the holders will receive payment for their Securities on the third Business Day following the Redemption Measurement Date (the “Redemption Date”). If a Market Disruption Event is continuing or occurs on the scheduled Redemption Measurement Date with respect to any of the Index Components, the Redemption Measurement Date may be postponed as described under “— Market Disruption Event.”

Coupon Payment

For each Security you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the excess, if any, of the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, over the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date. The final Coupon Amount will be included in the Cash Settlement Amount.

The “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein. The first Coupon Payment Date was September 6, 2012.

The “Coupon Record Date” means the ninth Index Business Day following each Coupon Valuation Date.

The “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the Securities trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.

The “Coupon Valuation Date” means the 15th of February, May, August and November of each calendar year during the term of the Securities or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein. The first Coupon Valuation Date was August 15, 2012.

Specific Terms of the Securities

The “Reference Distribution Amount” means (i) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Settlement Date to and including the first Coupon Valuation Date; and (ii) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index constituent which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index constituent fails to pay the distribution to holders of such Index constituent by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of units of each Index constituent equal to (i) the published unit weighting of that Index constituent as of that date, divided by (ii) the product of (a) the Index Divisor as of that date, and (b) the Initial VWAP Level divided by 25.

“record date” means, with respect to a distribution on an Index constituent, the date on which a holder of the Index constituent must be registered as a unitholder of such Index constituent in order to be entitled to receive such distribution.

“ex-dividend date” means, with respect to a distribution on an Index constituent, the first Business Day on which transactions in such Index constituent trade on the Primary Exchange without the right to receive such distribution.

The “Quarterly Tracking Fee” means, as of any date of determination, an amount per Security equal to the product of (i) 0.20% (equivalent to 0.80% per annum) and (ii) the Current Indicative Value as of the immediately preceding Index Business Day.

The “Accrued Tracking Fee” is:

(1)	with respect to the first Coupon Valuation Date, an amount equal to the product of

(a)	the Quarterly Tracking Fee as of the first Coupon Valuation Date and

(b)	a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Settlement Date to and including the first Coupon Valuation Date, and the denominator of which is 90;

(2)	with respect to any Coupon Valuation Date, other than the first and last Coupon Valuation Dates, an amount equal to the Quarterly Tracking Fee as of such Coupon Valuation Date plus the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date, if any; and

(3)	with respect to the last Coupon Valuation Date, an amount equal to

(a)	the product of

(i)	the Quarterly Tracking Fee as of such Coupon Valuation Date and

(ii)	a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 90, plus

Specific Terms of the Securities

(b)	the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date. If there is a Tracking Fee Shortfall on the last Coupon Valuation Date, it will be taken into account in determining the Cash Settlement Amount, as described below.

The “Current Indicative Value,” as determined by the Security Calculation Agent, means, as of any date of determination, an amount per Security equal to the product of (i) the Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level.

Cash Settlement Amount at Maturity

The “Maturity Date” is July 18, 2042, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described below under “— Market Disruption Event.”

For each Security, unless earlier called or redeemed, you will receive at maturity a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Performance Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the final Coupon Amount, minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any. We refer to this cash payment as the “Cash Settlement Amount.”

The “Principal Amount” of each Security is $25.00.

The “VWAP” with respect to each Index constituent, as of any date of determination, is the volume-weighted average price of one unit of such Index constituent as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index constituent. For information about how the VWAP will be calculated to the extent a Disrupted Day exists with respect to an Index constituent, please see “— Market Disruption Event.”

If the amount calculated above is less than zero, the payment at maturity will be zero.

You may lose some or all of your investment at maturity. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the final level of the Index, as measured by the Final VWAP Level, will need to increase from the level of the Index on the Initial Trade Date, as measured by the Initial VWAP Level in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts and any Stub Reference Distribution Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the final level of the Index, as measured by the Final VWAP Level, from the level of the Index on the Initial Trade Date, as measured by the Initial VWAP Level is insufficient to offset the negative effect of the Accrued Tracking Fee, or if the final level of the Index, as measured by the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity.

The Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 90, plus (b) the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

Specific Terms of the Securities

The “Index Performance Ratio” on any Index Business Day is calculated as follows:

    Final VWAP Level

Initial VWAP Level

The “Initial VWAP Level” is 396.997, as determined by the VWAP Calculation Agent.

The “Final VWAP Level,” as determined by the VWAP Calculation Agent, will be the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period or Call Measurement Period or on any applicable Redemption Measurement Date, as applicable.

The “Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustment as described under “— Market Disruption Event.”

The “VWAP Level,” as determined by the VWAP Calculation Agent as of any Index Business Day, is equal to (1) the sum of the products of (i) the VWAP of each Index constituent as of such date and (ii) the published unit weighting of that Index constituent as of such date divided by (2) the Index Divisor as of such date, or expressed as a formula, as follows:

where:

n is the number of Index constituents;

VWAPi,t is the VWAP of Index constituent i as of Index Business Day t;

Wi, t is the published unit weighting of Index constituent i as of Index Business Day t; and

Index Divisort is the Index Divisor as of Index Business Day t.

The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “Alerian MLP Index — Index Equations” herein.

The “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to any Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Call Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5 ths, 3/5 ths, 2/5 ths and 1/5 th of the shares of each Index constituent it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Call Measurement Period.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P.

Specific Terms of the Securities

The “Calculation Date” means July 9, 2042, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Exchange Business Day” means any day on which the primary exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index constituent or each constituent underlying a Successor Index, the primary exchange or market of trading such Index constituent or such constituent underlying a Successor Index.

“Related Exchange” means, with respect to each Index constituent or each constituent underlying a Successor Index, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such constituent underlying a Successor Index.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the applicable Redemption Notice Date, provided that you request that we redeem a minimum of 50,000 Securities. For any applicable redemption request, the “Redemption Notice Date” will be the date that the applicable Redemption Notice and Redemption Confirmation (each as defined below) are delivered. If such Redemption Notice or Redemption Confirmation is delivered on a day that is not an Index Business Day, then the Redemption Notice Date shall be the next Index Business Day. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the applicable Redemption Measurement Date (the “Redemption Date”). The first Redemption Date was July 27, 2012. If a Market Disruption Event is continuing or occurs on the applicable scheduled Redemption Measurement Date with respect to any of the Index constituents, such Redemption Measurement Date may be postponed as described under “— Market Disruption Event.”

The applicable “Redemption Measurement Date” means the Index Business Day following the applicable Redemption Notice Date, subject to adjustments as described under “— Market Disruption Event.”

If you exercise your right to have us redeem your Securities, subject to your compliance with the procedures described under “— Redemption Procedures,” for each applicable Security you will receive a cash payment on the relevant Redemption Date equal to

(a)	the product of

(i)	the Principal Amount and

(ii)	the Index Performance Ratio as of the Redemption Measurement Date, plus

Specific Terms of the Securities

(b)	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Redemption Measurement Date if on the Redemption Measurement Date the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)	the Adjusted Coupon Amount, if any, minus

(d)	the Adjusted Tracking Fee Shortfall, if any, minus

(e)	the Redemption Fee Amount.

We refer to this cash payment as the “Redemption Amount.”

If the amount calculated above is less than zero, the payment upon early redemption will be zero.

We will inform you of such Redemption Amount on the first Business Day following the applicable Redemption Measurement Date.

You may lose some or all of your investment upon early redemption. Because the Adjusted Tracking Fee Shortfall, if any, and Redemption Fee Amount reduce your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Adjusted Tracking Fee Shortfall, if any, and the Redemption Fee Amount, less any Coupon Amounts and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset such a negative effect, or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment upon early redemption.

The “Adjusted Coupon Amount,” with respect to any Redemption Measurement Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount, calculated as of the applicable Redemption Measurement Date, and the Adjusted Tracking Fee, calculated as of such Redemption Measurement Date. To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Redemption Amount will not include an Adjusted Coupon Amount, and the Adjusted Tracking Fee Shortfall will be included in the calculation of Redemption Amount.

The “Adjusted Reference Distribution Amount,” as of any Redemption Measurement Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Settlement Date) to and including such Redemption Measurement Date.

The “Adjusted Tracking Fee,” as of any Redemption Measurement Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Quarterly Tracking Fee as of such Redemption Measurement Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Redemption Measurement Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Settlement Date) to and including such Redemption Measurement Date, and the denominator of which is 90.

The “Adjusted Tracking Fee Shortfall,” as of any Redemption Measurement Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that

Specific Terms of the Securities

the Adjusted Reference Distribution Amount, calculated as of such Redemption Measurement Date, is less than the Adjusted Tracking Fee, calculated as of such Redemption Measurement Date.

Some of the defined terms used in this section have different applications when used in determining the Call Settlement Amount. For the definitions of the terms relevant to a call, please refer to “— UBS Call Right.”

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which we refer to as a “Redemption Notice,” which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on the applicable Redemption Notice Date. If we receive your Redemption Notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

➢

deliver the signed confirmation of redemption, which we refer to as the “Redemption Confirmation,” to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your Redemption Confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Redemption Measurement Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the applicable Redemption Notice Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

Specific Terms of the Securities

UBS Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than eighteen calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Business Day that we may specify on or after July 22, 2013 through and including the Maturity Date (the “Call Settlement Date”). Upon early redemption in the event we exercise this right, you will receive a cash payment equal to

(a)	the product of

(i)	the Principal Amount and

(ii)	the Index Performance Ratio as of the last Index Business Day in the Call Measurement Period, plus

(b)	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Call Valuation Date if on the last Index Business Day in the Call Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)	the Adjusted Coupon Amount, if any, minus

(d)	the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period, plus

(e)	the Stub Reference Distribution Amount as of the last Index Business Day in the Call Measurement Period, if any.

We refer to this cash payment as the “Call Settlement Amount.”

If the amount calculated above is less than zero, the payment upon early redemption will be zero.

We will inform you of such Call Settlement Amount on the first Business Day following the last Index Business Day in the Call Measurement Period.

The holders will receive payment for their Securities on the third Business Day following the last Index Business Day in the Call Measurement Period (the “Call Settlement Date”). If a Market Disruption Event is continuing or occurs on the scheduled Call Valuation Date with respect to any of the Index constituents, such Call Valuation Date may be postponed as described under “— Market Disruption Event.”

The “Call Measurement Period” means the five Index Business Days from and including the Call Valuation Date, subject to adjustments as described under “— Market Disruption Event.”

You may lose some or all of your investment upon a call. Because the Accrued Tracking Fee reduces your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset such a negative effect, or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment upon a call.

The Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period is an amount equal to

(a)	the product of

(i)	the Quarterly Tracking Fee calculated as of the last Index Business Day in such Call Measurement Period, and

Specific Terms of the Securities

(ii)	a fraction, the numerator of which is the total number of calendar days from and excluding the Call Valuation Date to and including the last Index Business Day in such Call Measurement Period, and the denominator of which is 90, plus

(b)	the Adjusted Tracking Fee Shortfall (as defined below), if any.

The “Adjusted Coupon Amount,” with respect to the Call Valuation Date, is an amount in cash equal to the difference between the Adjusted Reference Distribution Amount (as defined below), calculated as of the Call Valuation Date, and the Adjusted Tracking Fee (as defined in the preceding paragraph), calculated as of such Call Valuation Date. To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Call Settlement Amount will not include an Adjusted Coupon Amount, and the Adjusted Tracking Fee Shortfall (as defined below) will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Call Measurement Period.

The “Adjusted Reference Distribution Amount,” as of the Call Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index constituents held by such Reference Holder on the “record date” with respect to an Index constituent, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including the Call Valuation Date.

The “Adjusted Tracking Fee,” as of the Call Valuation Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Quarterly Tracking Fee as of such Call Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Call Valuation Date, and the denominator of which is 90.

The “Adjusted Tracking Fee Shortfall,” as of the Call Valuation Date, is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, to the extent that the Adjusted Reference Distribution Amount, calculated as of such Call Valuation Date, is less than the Adjusted Tracking Fee, calculated as of such Call Valuation Date.

Some of the defined terms used in this section have different applications when used in determining the Redemption Amount. For the definition of the terms relevant to early redemption, please refer to “— Early Redemption at the Option of the Holders.”

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will determine, among other things, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities. The Security Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Security Calculation Agent will be at the sole discretion of the Security Calculation Agent and will, in the absence of manifest error,

Specific Terms of the Securities

be conclusive for all purposes and binding on you and on us. The holder of the Securities shall not be entitled to any compensation from us for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or call, or upon early redemption, or on a Coupon Payment Date on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date, any Call Settlement Date or any Coupon Payment Date, as applicable.

All dollar amounts related to determination of the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Amount and Redemption Fee Amount, if any, per security, the Call Settlement Amount, if any, per security, and the Cash Settlement Amount, if any, per security, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

VWAP Calculation Agent

The NYSE will on each day that is not a Disrupted Day (as defined below) act as the VWAP Calculation Agent. The VWAP Calculation Agent will determine the VWAP of any Index constituent, the VWAP Level and the Final VWAP Level on any Index Business Day on which such VWAP, VWAP Level and Final VWAP Level are to be determined during the term of the Securities. The VWAP Calculation Agent will determine the Initial VWAP Level. All determinations made by the VWAP Calculation Agent will be at the sole discretion of the VWAP Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different VWAP Calculation Agent from time to time without your consent and without notifying you.

All calculations with respect to the VWAP of any Index constituent, any VWAP Level, the Initial VWAP Level and the Final VWAP Level will be rounded to the nearest thousandth, with five ten-thousandths rounded upward (e.g., .8765 would be rounded to .877).

Market Disruption Event

To the extent a Disrupted Day (as defined below) exists with respect to an Index constituent on an Averaging Date (as defined below) or on a Redemption Measurement Date, the VWAP and published unit weighting with respect to such Index constituent (and only with respect to such Index constituent) for such Averaging Date or Redemption Measurement Date will be determined by the Security Calculation Agent or one of its affiliates on the first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index constituent irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the VWAP of a particular Index constituent being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the VWAP Levels on the Index Business Days during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the

Specific Terms of the Securities

VWAP and the published unit weighting with respect to such Index constituent for such Deferred Averaging Date to the calculation of the VWAP Level (i) on the date(s) of the original disruption with respect to such Index constituent and (ii) such Averaging Date. For example, if the Final Measurement Period or Call Measurement Period, as applicable, for purposes of calculating the Cash Settlement Amount or Call Settlement Amount, respectively, is based on the arithmetic mean of the VWAP Levels on June 8, 2013, June 9, 2013, June 11, 2013, June 11, 2013 and June 12, 2013 and there is a Market Disruption Event for an Index constituent on June 8, 2013, but no other Market Disruption Event during the Final Measurement Period or Call Measurement Period, as applicable, then the VWAP for such disrupted Index constituent on June 9, 2013 will be used more than once to calculate the Cash Settlement Amount or Call Settlement Amount, respectively, and such Cash Settlement Amount or Call Settlement Amount, as applicable, will be determined based on the arithmetic mean of the VWAP for such disrupted Index constituent on June 9, 2013, June 9, 2013, June 11, 2013, June 11, 2013 and June 12, 2013.

If the Redemption Measurement Date for purposes of calculating a Redemption Amount is based on the VWAP Level on June 8, 2013 and there is a Market Disruption Event for an Index constituent on June 8, 2013, then the VWAP for such disrupted Index constituent on June 9, 2013 will be used to calculate the Redemption Amount.

In no event, however, will any postponement pursuant to the two immediately preceding paragraphs result in the final Averaging Date or the Redemption Measurement Date, as applicable, with respect to any Index constituent occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or Redemption Measurement Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date, or the Redemption Measurement Date, as applicable, is not an Index Business Day or is a Disrupted Day with respect to such Index constituent, the Security Calculation Agent or one of its affiliates will determine the VWAP and unit weighting with respect to any Index constituent required to be determined for the purpose of calculating the applicable VWAP Level based on its good faith estimate of the VWAP and unit weighting of each such Index constituent that would have prevailed on the Primary Exchange on such third Index Business Day but for such suspension or limitation.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or Call Measurement Period, as applicable, subject to adjustment as described herein.

A “Disrupted Day” with respect to any Index constituent is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, and, in both cases, the occurrence of which is determined by the Security Calculation Agent to have a material effect on the VWAP Level.

With respect to an Index constituent, a “Market Disruption Event” means:

(a)	the occurrence or existence of a condition specified below:

(i)	any suspension, absence or limitation of trading on the Primary Exchange for trading in the Index constituent, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(ii)	any suspension, absence or limitation of trading on the Related Exchange for trading in futures or options contracts related to the Index constituent, whether by reason of movements in price exceeding limits permitted by such Related Exchange or otherwise, or

(iii)	any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Security Calculation Agent) the ability of market participants in general (A) to effect

Specific Terms of the Securities

transactions in, or obtain market values for, the relevant Index constituent or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index constituent; or

(b)	the closure on any Index Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day and (ii) the submission deadline for orders to be entered into the Primary Exchange or such Related Exchange system for execution at the close of trading on such Index Business Day;

in each case determined by the Security Calculation Agent in its sole discretion; and

(c)	a determination by the Security Calculation Agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.

For purposes of the above definition:

(a)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Primary Exchange or Related Exchange, and

(b)	for purposes of clause (a) above, limitations pursuant to the rules of any Primary Exchange or Related Exchange similar to NYSE Rule 80B or Nasdaq Rule 4120 (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B or Nasdaq Rule 4120 as determined by the Security Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.” In addition to the default amount described below, we will also pay the Coupon Amount per Security, if any, with respect to the final Coupon Payment Date, as described above under “— Coupon Payment,” calculated as if the date of acceleration was the last Index Business Day in the Final Measurement Period and the four Index Business Days immediately preceding the date of acceleration were the corresponding Index Business Days in the accelerated Final Measurement Period, with the fourth Index Business Day immediately preceding the date of acceleration being the accelerated Calculation Date and the accelerated final Coupon Valuation Date, and the Index Business Day immediately preceding the date of acceleration being the relevant final Coupon Valuation Date.

Specific Terms of the Securities

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium- Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount in U.S. dollars for the principal of the Securities, as determined by the Security Calculation Agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Specific Terms of the Securities

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the default amount will equal the Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If S&P discontinues publication of or otherwise fails to publish the Index, or S&P does not make the Index constituents, their unit weighting and/or the Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor, S&P or another entity publishes a successor or substitute index that the Security Calculation Agent determines to be comparable to the discontinued Index and for which the Index constituents, their unit weighting, and/or the Index Divisor are available to the VWAP Calculation Agent (such index being referred to herein as a “successor index”), then the VWAP Level for such successor index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the components underlying such successor index on the Primary Exchanges and each such component’s respective weighting within the successor index (which sum will be adjusted by any index divisor used by such successor index) on the dates and at the times as of which the VWAP Levels for such successor index are to be determined.

Upon any selection by the Security Calculation Agent of a successor Index, the Security Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

If S&P discontinues publication of the Index or does not make the Index constituents, their unit weightings and/or Index Divisor available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or any other relevant date on which the VWAP Level is to be determined and the Security Calculation Agent determines that no successor index is available at such time, or the Security Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or Call Measurement Period, or on the Redemption Measurement Date, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the Security Calculation Agent will determine the relevant VWAP Levels using the VWAP and published unit weighting of each Index constituent included in the Index or successor index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions as described under “Alerian MLP Index — Index Rebalancings.” In such event, the Security Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the Securities.

Specific Terms of the Securities

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the VWAP Level of the Index or such successor index does not, in the opinion of the Security Calculation Agent, fairly represent the VWAP Level of the Index or such successor index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at a VWAP level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the VWAP Levels for the Index or such successor index with reference to the Index or such successor index, as adjusted. The Security Calculation Agent will accordingly calculate the Final VWAP Level, the Index Performance Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Redemption Fee Amount, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, upon early redemption, if applicable, and the Call Settlement Amount, if any, that we will pay you in the event UBS calls the Securities, based on the relevant VWAP Levels calculated by the VWAP Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the VWAP Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or call, or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS Call Right” and “— Early Redemption at the Option of the Holders” above.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate Principal Amount of $100,000,000 on July 20, 2012 and issued additional

Specific Terms of the Securities

securities having the aggregate Principal Amount of $100,000,000 on August 22, 2013, additional securities having the aggregate Principal Amount of $200,000,000 on February 7, 2014 and additional securities having the aggregate Principal Amount of $200,000,000 on February 19, 2015. We may issue additional Securities in amounts that exceed the amount on the cover of this prospectus supplement at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on the Index constituents or the Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of Index constituents or other securities of issuers of the Index constituents,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index constituents,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or MLPs, or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of any of the Index constituents, listed or over-the-counter options or futures on the Index constituents or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-17 for a discussion of these adverse effects.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements, and to the extent inconsistent replaces, the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities, a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a person subject to alternative minimum tax,

➢	a person that purchases or sells the Securities as part of a wash sale for tax purposes,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Except as otherwise described below under “Unrelated Business Taxable Income,” the discussion below does not apply to tax-exempt organizations. If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX

Material U.S. Federal Income Tax Consequences

CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid forward contract with respect to the Index. The terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. In addition, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Coupon Amount (including amounts received upon the sale, exchange, redemption or maturity of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of tax accounting. You will be required to treat the Coupon Amounts and the Stub Reference Distribution Amount, if any, in such a manner despite the fact that (i) a portion of the Coupon Amounts may be attributable to distributions on the Index constituents that are not attributable to income allocations or that are attributable to allocations of long-term capital gain which is currently subject to tax at tax rates more favorable than ordinary income and (ii) there may be other possible treatments of the Coupon Amounts that would be more advantageous to holders of Securities. If the Securities are so treated (and subject to the discussion below regarding the application of Section 1260 of the Code), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than the amount attributable to Coupon Amounts and the Stub Reference Distribution Amount, if any, which will be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Section 1260 of the Code. It is possible that your Securities could be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index of pass-thru entities like the Index. Although the matter is not free from doubt, it is likely that Section 1260 should also apply to an index of pass-thru entities, in which case Section 1260 would apply to the Securities. If your Securities are subject to Section 1260, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain” — i.e., the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index constituents on the date of the sale, exchange, redemption or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized

Material U.S. Federal Income Tax Consequences

in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary.

It is not clear how the long-term capital gain for the underlying components of the Index should be determined under Section 1260 of the Code in the case of an instrument, like the Securities, that is linked to an index that is rebalanced periodically. One possibility is that the long-term capital gain realized on a sale, exchange, redemption or maturity of a Security would be subject to potential recharacterization as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in the Index constituents on the date you purchased your Securities and rebalanced your portfolio as and when the Index rebalanced. In addition, in the case of an index of partnerships, it is unclear whether the Excess Gain Amount should be based on the aggregate of the underlying partnerships or on each underlying partnership individually. If the determination must be based on each underlying partnership individually it is more likely that the recharacterization and interest charge provisions of Section 1260 would apply to your Securities.

Furthermore, it is not clear how and whether the Excess Gain Amount should be adjusted to take into account the Accrued Tracking Fee and Redemption Fee Amount with respect to the Securities.

Whether you will realize capital gain in excess of any net underlying long-term capital gain for purposes of Section 1260 of the Code will depend on a number of factors that we cannot predict. First, the Excess Gain Amount will depend in part upon the amount of distributions that are made by each Index constituent (and thus the corresponding Coupon Amount) and the amount of ordinary income that is allocated to a direct investor in each Index constituent.

Second, the Excess Gain Amount will depend in part upon the amount of ordinary income that a direct investor in each Index constituent would recognize upon a sale of a direct interest in each Index constituent in respect of any “Section 751 assets” that are held by the Index constituent. You should be aware that some of the Index constituents could have a significant amount of “Section 751 assets” which could cause your Securities to have a positive Excess Gain Amount that would be subject to Section 1260.

Third, the Index is scheduled to rebalance quarterly on each Quarterly Rebalancing Date (and may rebalance on the occurrence of an Extraordinary Event). Accordingly, a holder that instead purchases the Index constituents may recognize short-term capital gain upon the rebalancing of such holders’ portfolio in the same manner as the Index is rebalanced. By contrast, absent the application of Section 1260 of the Code to the Securities, a holder of Securities should generally not recognize any short-term capital gain upon the sale, exchange, redemption or maturity of the Securities as long as such holder holds the Securities for more than one year. The rebalancing of the Index could therefore cause your Securities to have a positive Excess Gain Amount that would be subject to Section 1260.

Because you will only be able to avoid the application of Section 1260 of the Code to your Securities if you can demonstrate through clear and convincing evidence that the Excess Gain Amount in respect of your Securities is zero, it may be administratively difficult for you to demonstrate whether and to what extent the preceding paragraphs should apply to your Securities. It is therefore possible that you will be required to treat the entire gain that you recognize upon the sale, exchange, redemption or maturity of the Securities as ordinary income that is subject to an interest charge even if there is no Excess Gain Amount in respect of your Securities if you cannot provide clear and convincing evidence to substantiate that position.

Material U.S. Federal Income Tax Consequences

Because the application of Section 1260 constructive ownership rules to the Securities is unclear you are strongly urged to consult your tax advisor regarding the potential application of such rules to your investment in the securities.

You are urged to consult your tax advisor regarding the potential application of the constructive ownership rules.

Alternative Treatments. The Internal Revenue Service (the “IRS”)released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether any gain or loss that is recognized upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities in an amount that could exceed the Coupon Amounts that are paid on the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. The amount of income that you would accrue would be adjusted upwards or downwards to the extent that the Coupon Amounts differ from the projected amount of Coupon Amounts under a projected payment schedule that would be completed for the Securities. You would recognize gain or loss upon the sale, exchange, redemption, termination or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities (in accordance with the comparable yield for the Securities), decreased by the projected amount of any Coupon Amounts that were previously scheduled to be paid with respect to the Securities, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase the Securities at a price other than the adjusted issue price determined for tax purposes. Any gain you recognize upon the sale, exchange, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the

Material U.S. Federal Income Tax Consequences

Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described under “U.S. Tax Considerations — Taxation of Debt Securities — Market Discount” and “U.S. Tax Considerations — Taxation of Debt Securities — Debt Securities Purchased at a Premium” in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that the Securities could be treated as a series of forward contracts each of which matures on the next rebalancing date. If your Securities were properly characterized in such a manner, you would be treated as disposing of your Securities on each rebalancing date in return for new forward contracts that mature on the next rebalancing date, and you would accordingly likely recognize capital gain or loss (subject to the discussion of Section 1260 of the Code above) on each rebalancing date equal to the difference between your basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date. The amount of loss recognized in this case could be deferred on account of the “wash sale” rules of Section 1091 of the Code.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the Accrued Tracking Fee or the Redemption Fee Amount as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly either (i) increase the amount of gain or decrease the amount of loss that you recognize upon the sale, exchange, redemption or maturity of your Securities or (ii) increase the amount of ordinary income you recognize over the term of the Securities. In addition, if such amounts are treated as items of expense that reduce the amount received at maturity or redemption, it is more likely that you would have an “Excess Gain Amount” for Section 1260 purposes because the amount of capital gain that you would (absent Section 1260) be treated as recognizing in respect of your Securities would be increased by each item of expense.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be treated as if you owned the Index or the underlying components of the Index, in which case you may recognize gain or loss in respect of a portion of your securities upon a rebalancing of the Index, (ii) you should be required to accrue interest income over the term of your Securities, (iii) your Securities should be treated as a notional principal contract for tax purposes, or (iv) some or all of the gain or loss that you recognize upon the exchange, redemption or maturity of your Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Securities.

Material U.S. Federal Income Tax Consequences

Medicare Tax. If you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you are subject to a 3.8% tax on the lesser of (1) your “net investment income” (or “undistributed net income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income generally includes any net gains you recognize upon the sale, exchange, redemption or maturity of the Securities, unless such income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether your net investment income includes any Coupon Amounts and the Stub Reference Distribution Amount, if any, that you receive on the Securities, unless such Coupon Amounts and the Stub Reference Distribution Amount, if any, were derived in the ordinary course of the conduct of a trade or business (in which case the Coupon Amounts and the Stub Reference Distribution Amount, if any, should be included in your net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be included in your net investment income). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

Unrelated Business Taxable Income. A United States holder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation, will nevertheless be subject to tax to the extent income or gain from the Securities constitutes unrelated business taxable income (“UBTI”). Although the matter is not free from doubt, income or gain from the Securities should not constitute UBTI to a United States holder that is a tax-exempt organization unless such holder has incurred “debt-financing” in respect of its acquisition or ownership of the Securities. As noted above, it is possible that the Securities could be treated as other than a forward contract in respect of the Index. Under one such alternative characterization, you could be treated as directly owning the components of the Index. If your Securities are so treated, a portion of any income or gain that you recognize with respect to the Security would likely constitute UBTI.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. Notwithstanding that we do not intend to treat the Securities as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “U.S. Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your Securities.

Non-United States Holders. Due to the uncertainty regarding the tax characterization of the Securities there is a substantial uncertainty regarding the tax treatment of non-United States holders. Given this uncertainty, we intend to withhold 30% of any Coupon Amounts and the Stub Reference Distribution Amount, if any, paid to non-United States holders for which we are the withholding agent, unless (i) that income is effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will be required to provide a properly executed IRS

Material U.S. Federal Income Tax Consequences

Form W-8ECI) or (ii) the Coupon Amounts are eligible for a reduced withholding tax rate under an applicable treaty under any possible characterization of the Coupon Amounts. Any “effectively connected income” from your Securities, including also any gain from the sale, exchange, redemption or settlement of your Securities that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a United States holder. In addition, if you are a corporate non-United States holder, any “effectively connected income” from your Securities may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

In addition, if you own or are treated as owning more than 5% of the Securities or if the Securities are not considered regularly traded on an established securities market, you could be treated as owning a “United States real property interest” within the meaning of Section 897 of the Code, in which case (i) any gain from the sale, exchange, redemption or settlement of your Securities would be deemed to be “effectively connected income,” that would generally be subject to tax in the manner described in the previous paragraph, and (ii) amounts that you receive upon the sale, exchange, redemption or maturity of your Securities could be subject to a withholding tax. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regards to the portion of the Securities that is attributable to a “United States real property interest.”

In addition, it is possible you could be subject to a 30% withholding tax under the Foreign Account Tax Compliance Act (“FATCA”) if you sell the Securities on or after January 1, 2017. You should consult your tax advisor regarding the possibility of FATCA withholding tax applying to your Securities.

If we or other payors impose any of the withholding taxes described above (or any other withholding tax), we will not be required to pay any additional amounts with respect to amounts so withheld, and we will not be required to take any action in order to enable you to avoid the imposition of such withholding tax.

As noted above, because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. Under one such alternative characterization, you could be treated as directly owning the components of the Index. If your Securities are so treated, you would be treated as engaged in a United States trade or business as a result of your ownership of the Securities, and you would consequently be required to file U.S. federal and state (and possibly local) income tax returns in respect of your ownership of the Securities and you would be subject to net income tax at the marginal tax rates applicable to U.S. holders. In addition, a non-United States holder that is a foreign corporation could potentially be subjected to the United States branch profits tax.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. In addition, we and other payors may be required to report payments of Coupon Amounts and the Stub Reference Distribution Amount, if any, on your Securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the Securities, including any possible alternative characterizations and treatments.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering

Benefit Plan Investor Considerations

purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Benefit Plan Investor Considerations Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC and UBS Financial Services Inc.

We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-55, we or one of our affiliates may enter into swap agreements or other hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay up to 88.235% of the Quarterly Tracking Fee to UBS Securities LLC or UBS Financial Services Inc. and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC and UBS Financial Services Inc. are affiliates of UBS and, as such, each has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC and UBS Financial Services Inc. are not permitted to sell Securities in this offering to an account over which they exercise discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: 90267B682

[BODY OF EMAIL]

Name of broker: [                    ]

Name of beneficial holder: [                    ]

Number of Securities to be redeemed: [                    ]

Applicable Redemption Measurement Date: [                        ], 20[    ]*

Broker Contact Name: [                    ]

Broker Telephone #: [                    ]

Broker DTC # (and any relevant sub-account): [                    ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the applicable Redemption Notice Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Measurement Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Notice Date and through the Redemption Measurement Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[        ] Medium-Term Notes, Series A, ETRACS due July 18, 2042, CUSIP No. 90267B682, redeemable for a cash amount based on Alerian MLP Index (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify]*, with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Measurement Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Measurement Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours, [NAME OF DTC PARTICIPANT HOLDER]
Name: Title: Telephone: Fax: E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities of the same series must be redeemed at one time to receive a cash payment on any Redemption Date.)

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

$600,000,000 ETRACS

Alerian MLP Index ETN

due July 18, 2042

Amendment No. 6 dated April 17, 2015* to

Prospectus Supplement dated July 17, 2012

(To Prospectus dated November 14, 2014)

UBS Investment Bank